Filed pursuant to Rule 424(b)(3)
Registration No. 333-276149

PROSPECTUS SUPPLEMENT NO. 2

(to Prospectus dated December 27, 2023)

Safe and Green Development Corporation

1,999,000 Shares of Common Stock

This prospectus supplement updates, amends and supplements the prospectus filed with the Securities and Exchange Commission on December 29, 2023 (as supplemented or amended from time to time, the “Prospectus”) relating to our registration statement on Form S-1 (Registration No. 333-276149). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with certain information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 13, 2024, which is set forth below (other than information furnished rather than filed).

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our common stock is listed on the Nasdaq Capital Market under the symbol “SGD”. On February 13, 2024, the closing price for our common stock on the Nasdaq Capital Market was $0.8370 per share.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties under the heading “Risk Factors” beginning on page 9 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 13, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 7, 2024

SAFE AND GREEN DEVELOPMENT CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-41581	87-1375590
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

990 Biscayne Blvd

#501, Office 12

Miami, FL 33132

(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code: (904)-496-0027

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001	SGD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

On February 7, 2024, Safe and Green Development Corporation (the “Company”) acquired Majestic World Holdings LLC (“MWH”) pursuant to a Membership Interest Purchase Agreement (the “Purchase Agreement”), dated as of February 7, 2024, by and among the Company, the members of MWH listed therein (the “Members”), MWH and Matthew A. Barstow, as Sellers Representative. Pursuant to the Purchase Agreement, the aggregate consideration payable by the Company for the outstanding membership interests (the “Membership Interests’) of MWH consists of 500,000 shares of the Company’s restricted stock (the “Stock Consideration”) and $500 thousand in cash (the “Cash Consideration”). The Purchase Agreement and a related side letter agreement (the “Side Letter Agreement”) provide that the aggregate purchase price be paid as follows: (i) the Stock Consideration was issued at the closing (the “Closing”) on February 7, 2024; and (ii) 100% of the Cash Consideration will be paid in five equal installments of $100,000 each on the first day of each of the five quarterly periods following the Closing. The Membership Interests will be transferred and assigned to Buyer as follows: (y) sixty-eight and one quarter percent (68.25%) of the Membership Interests were transferred to the Company at Closing, and (z) the remaining 31.75% will be transferred to the Company in five equal installments of 6.35% each on the first day of each of the five quarterly periods following the Closing. The Purchase Agreement contains customary representations, warranties, and covenants of the parties.

Additional agreements ancillary to the Purchase Agreement were executed at the Closing, including but not limited to a profit sharing agreement, assignments of the Membership Interests and employment agreements.

Pursuant to the profit sharing agreement (the “Profit Sharing Agreement”) entered into as of February 7, 2024, the Company agreed to pay the Members a 50% share of the net profits for a period of five years that are directly derived from the technology and intellectual property utilized in the real estate focused software as a service offered and operated by MWH and its subsidiaries.

The foregoing description of the Purchase Agreement, the Side Letter Agreement, the Profit Sharing Agreement and the transactions contemplated by such agreements does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Purchase Agreement, the Side Letter Agreement and the Profit Sharing Agreement, copies of which are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated herein by reference.

 Item 3.02 Unregistered Sales of Equity Securities.

The disclosure set forth above in Item 1.01 of this Current Report is incorporated by reference into this Item 3.02. The shares of the Company’s common stock issued, and to be issued, to the Members as Stock Consideration was not, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1*

Membership Interests Purchase Agreement, dated as of February 7, 2024, by and among Safe and Green Development Corporation, the members of Majestic World Holdings LLC listed therein, Majestic World Holdings LLC and Sellers Representative

10.2	Side Letter Agreement, dated as of February 7, 2024, by and among Safe and Green Development Corporation, Majestic World Holdings LLC and Sellers Representative
10.3*	Profit Sharing Agreement, dated as of February 7, 2024, by and between Safe and Green Development Corporation and Matthew A. Barstow on behalf of and as the duly authorized representative of the members identified therein
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted exhibit to the SEC upon request.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safe and Green Development Corporation
Dated: February 13, 2024
	By:	/s/ Nicolai Brune
	Name:	Nicolai Brune
	Title:	Chief Financial Officer

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Exhibit 10.1

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

by and among

SAFE AND GREEN DEVELOPMENT CORP., as Buyer,

THE MEMBERS OF MAJESTIC WORLD HOLDINGS LLC LISTED ON EXHIBIT A ATTACHED HERETO,

MAJESTIC WORLD HOLDINGS LLC,

and

SELLERS REPRESENTATIVE, as Sellers

Dated as of February 7, 2024

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

THIS MEMBERSHIP INTERESTS PURCHASE AGREEMENT (this “Agreement”), dated as of this 7th day of February, 2024 (the “Closing Date”), is by and among Safe and Green Development Corp., a Delaware corporation (the “Buyer”), the members listed on Exhibit A attached hereto (the “Members”) of Majestic World Holdings LLC, a Wyoming limited liability company (the “Company” and, collectively with the Members, the “Sellers,” and Matthew A. Barstow, an individual (the “Sellers Representative”).

RECITALS

A. The Members are the registered and beneficial owners of all of the issued and outstanding Membership Interests (the “Membership Interests”) of the Company; and

B. The Members wish to sell to Buyer, and Buyer wishes to purchase and acquire from the Members, all of the membership interests of each Member set forth Exhibit A attached hereto, subject to the terms and conditions set forth herein; and

C. Upon the purchase and sale of the Membership Interests to the Buyer, the Buyer will acquire and own all of the Membership Interests of the Company, all of the business and assets of the Company, all of the equity interests of the Subsidiaries and all right title and interest to the business and assets of the Subsidiaries;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1:DEFINITIONS

“Affiliate” of any Person means any Person directly or indirectly controlling, controlled by, or under common control with, any such Person.

“Aggregate Purchase Price” has the meaning set forth in Section 2.2(a).

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means each agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Buyer or any of the Sellers in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Annual Financial Statements” has the meaning set forth in Section 5.5(a).

“Bonus Amounts” means any and all bonus amounts, commissions or other incentive or deferred compensation amounts that have been or should have been accrued for or are earned and unpaid for, or payable to, the current or former members, officers, directors, employees and consultants of the Company with respect to any period of time on or prior to the Closing Date, including in any case the employer portion of any payroll, social security, unemployment or similar Taxes related thereto.

“Business Day” means any day excluding Saturday, Sunday and any day that is a legal holiday under the Laws of the State of Delaware or is a day on which banking institutions located in such State are authorized or required by Law to close.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitee” has the meaning set forth in Section 8.1(a).

“Cash Consideration” has the meaning set forth in Section 2.2.

“Claim” has the meaning set forth in Section 9.2.

“Claims Notice” has the meaning set forth in Section 8.2(a).

“Closing” means the closing of the transactions contemplated by this Agreement. For timing and computational purposes, the Closing will be deemed to occur at 12:01 a.m. Eastern Time on the Closing Date.

“Closing Date” has the meaning set forth in the preamble.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor legislation thereto.

“Company” has the meaning set forth in the preamble.

“Company’s Business” means all of the rights, interests, property (including Intellectual Property), assets and business of Majestic World Holdings, LLC, including the rights, interests, assets and business of the Company’s Subsidiaries, whether tangible or intangible.

“Contracts” means all contracts, agreements, leases, commitments, instruments, guarantees, orders, and all legally binding oral arrangements.

“Controlled Group” means any trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (b) that together with the Company is treated as a single employer under Section 414(t) of the Code.

“Conversion Rate” has the meaning set forth in Section 2.2.

“Copyrights” means all copyrights, whether in published or unpublished works; databases, data collections and rights therein, mask work rights, software and web site content; rights to compilations, collective works and derivative works of any of the foregoing and moral rights in any of the foregoing; registrations and applications for registration for any of the foregoing and any renewals or extensions thereof; and moral rights and economic rights of others in any of the foregoing.

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“Disclosure Schedules” means the Disclosure Schedules annexed to this Agreement.

“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.

“Employee Plan” or collectively, “Employee Plans” have the meanings set forth in Section 5.18(a).

“Employment Agreement” means an employment agreement by and between Buyer and Matthew Barstow and Michael Combs.

“Environment” means soil, surface waters, groundwater, drinking water, natural resources, land, stream sediments, surface or subsurface strata, indoor or ambient air, including any material or substance used in the physical structure of any building or improvement.

“Environmental Condition” means any condition of the Environment with respect to the Real Property, with respect to any property or facility previously leased, used or operated by the Company to the extent such condition of the Environment existed at the time of such lease or operation, or with respect to any other real property at which any Hazardous Material generated by the operation of the Company’s Business prior to the Closing Date has been treated, stored, recycled or disposed of or has otherwise come to be located, which violates any Environmental Law, or results in any Release, or Threat of Release, damage, loss, cost, expense, claim, demand, order or liability.

“Environmental Law” means any applicable Law, policy or guideline relating to the protection of the Environment, Releases of Hazardous Materials, health or safety or injury to persons relating to exposure to Hazardous Materials, or to the generation, use, handling, manufacture, treatment, storage, recycling, sale, distribution, marketing, labeling, importation or exportation of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Representations” has the meaning set forth in Section 8.3(a).

“Expiration Date” has the meaning set forth in Section 8.3(a).

“Family Members” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, of a Person.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal state, local or foreign court or arbitrator.

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“Hazardous Material” means any pollutant, toxic substance, including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, petroleum and petroleum-containing materials, radiation and radioactive materials, toxic mold and other harmful biological agents, polychlorinated biphenyls and any other substance, waste or material as defined in, the subject of, or that could give rise to liability under any Environmental Law.

“Indebtedness” of any Person means: either (a) any liability of such Person (i) for borrowed money (including the current portion thereof), or (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, or (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), or (iv) for the payment of money relating to leases that are required to be classified as a capitalized lease obligation in accordance with GAAP, or (v) for all or any part of the deferred purchase price of property or services (other than trade payables), including any “earnout” or similar payments or any non-compete payments, or (vi) under interest rate swap, hedging or similar agreements; or (b) any liability of others described in the preceding clause (a) that such Person has guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person. For purposes of this Agreement, Indebtedness includes (A) any and all accrued interest, prepayment premiums, make-whole premiums or penalties and fees or expenses (including attorneys’ fees) associated with the prepayment of any Indebtedness, (B) bank account overdrafts, and (C) any and all amounts owed by the Company to any of its Affiliates or any of the Sellers or any of the Sellers’ Family Members.

“Indemnified Party” has the meaning set forth in Section 8.2(a).

“Indemnifying Party” has the meaning set forth in Section 8.2(a).

“Information Systems” means all computer hardware, databases and data storage systems, computer, data, database and communications networks (other than the Internet), architecture interfaces and firewalls (whether for data, voice, video or other media access, transmission or reception) and other apparatus used to create, store, transmit, exchange or receive information in any form.

“Intellectual Property” means Copyrights, Domain Names, Patents, Software, Trademarks and Trade Secrets.

“Interim Financial Statements” has the meaning set forth in Section 5.5(a).

“Interim Financial Statements Date” has the meaning set forth in Section 5.5(a).

“Investment” means any equity interest (including any convertible debt, options, warrants and similar instruments), of record or beneficially, directly or indirectly, in any Person.

“IRCA” has the meaning set forth in Section 5.17(d).

“IRS” means the Internal Revenue Service.

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“Knowledge of the Company” means the actual knowledge of Matthew Barstow and Michael Combs, or such knowledge that could have reasonably been obtained in the reasonable exercise of his or her duties.

“Knowledge of Seller” means the actual knowledge of a Seller.

“Law” means any law, statute, code, ordinance, rule, regulation, common law or other requirement of any Governmental Authority.

“Liability Claim” has the meaning set forth in Section 8.2(a).

“Liens” means any mortgage, pledge, hypothecation, deed of trust, lease, rights of others, right of first refusal, security interest, encumbrance, easement, servitude, proxy, title defect, title retention agreement, voting trust agreement, transfer restriction, community property interest, option, lien, charge or similar restrictions or limitations.

“Litigation Conditions” has the meaning set forth in Section 8.2(b).

“Losses” means any and all losses, liabilities, claims, damages, penalties, assessments, fines, obligations, payments, settlements, judgments, awards, costs and expenses (including reasonable attorneys’ fees), Taxes and, solely for purposes of any inaccuracy in or any breach of Section 5.7(t), loss of Tax benefits, in each case that are due and payable, by reason of, resulting from, arising out of, or in connection with a matter giving rise to indemnification hereunder, but shall not include any punitive or exemplary damages (except to the extent such punitive or exemplary damages are payable to a third party).

“Material Adverse Effect” has the meaning set forth in Section 5.6.

“Material Contract” and collectively, “Material Contracts” have the meanings set forth in Section 5.11(a).

“Material Customers” has the meaning set forth in Section 5.22(a).

“Material Suppliers” has the meaning set forth in Section 5.22(b).

“Member Notes” has the meaning set forth in the Disclosure Schedules.

“Member Share of the Purchase Price” means each Member’s pro rata share of Aggregate Purchase Price consideration, as set forth on Exhibit A.

“Membership Interests” has the meaning set forth in the recitals.

“Non-Compete Period” means the four (4) year period immediately following the Closing Date.

“Order” means any order, judgment, injunction, assessment, award, decree, ruling, charge or writ of any Governmental Authority.

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“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company through the Closing Date consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned (in whole or in part) by the Company.

“Parks Claim” has the meaning set forth in the Disclosure Schedules.

“Patents” means all patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Authority, including all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, re-examinations or equivalents or counterparts of any of the foregoing; and moral and economic rights of inventors in any of the foregoing.

“Permit” means any permit, license, approval, certificate, qualification, consent, accreditation or authorization issued by a Governmental Authority or other certification or accreditation body.

“Permitted Liens” means (a) statutory Liens for current Taxes, assessments, fees and other charges by Governmental Authorities that are not due and payable as of the Closing Date, (b) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in any title insurance policies that have been made available to the Buyer, and (c) mechanics’, carriers’, workers’, and repairers’ Liens arising or incurred in the Ordinary Course of Business that are not material to the Company’s Business and financial condition of the Company’s property so encumbered and that are not resulting from a breach, default or violation by the Company of any Material Contract or Law.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other entity.

“Post-Closing Straddle Period” has the meaning set forth in Section 7.1(a).

“Pre-Closing Straddle Period” has the meaning set forth in Section 7.1(a).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Privilege Period” has the meaning set forth in Section 7.1(a).

“Proceeding” means any demand, charge, complaint, action, suit, proceeding, arbitration, hearing, audit, investigation or claim of any kind (whether civil, criminal, administrative, investigative, informal or other, at law or in equity) commenced, filed, brought, conducted or heard by, against, to, of or before or otherwise involving, any Governmental Authority.

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“Profit Sharing Agreement” means that certain profit sharing agreement between Buyer and the Members pursuant to which the members shall be entitled to receive from Buyer, on a pro rata basis, an amount equal to fifty percent (50%) of the net profits attributable to the Company’s platform.

“Real Property” has the meaning set forth in Section 5.8(b).

“Real Property Leases” has the meaning set forth in Section 5.8(b).

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of a Hazardous Material into the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials) and any condition that results in the exposure of a person to a Hazardous Material.

“Released Party” has the meaning set forth in Section 9.2.

“Releasing Party” has the meaning set forth in Section 9.2.

“Restricted Territory” means: (a) the United States; (b) the geographic area(s) within a one hundred (100)-mile radius of any and all of the Company’s locations; and (c) all of the specific customer accounts of the Company, whether within or outside of the geographic area described in clauses (a) and (b) above, immediately prior to the Closing, at any time during the two (2)-year period prior to the Closing, or at any time during the Non-Compete Period.

“Seller Indemnitee” has the meaning set forth in Section 8.1(a).

“Sellers Representative” has the meaning set forth in the preamble.

“Sellers” has the meaning set forth in the preamble.

“SGD Stock” has the meaning set forth in Section 2.2.

“Software” means all computer software and code, including assemblers, applets, compilers, source code, object code, development tools, design tools, user interfaces and data, in any form or format, however fixed.

“Straddle Period” has the meaning set forth in Section 7.1(a).

“Stock Consideration” has the meaning set forth in Section 2.2.

“Subsidiaries” means each of the Company’s subsidiaries, including but not limited to Majestic Realty Group LLC, Xene Title, LLC, Xene Home LLC, Xene Technology LLC and Xene App LLC.

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“Tax” means (a) any foreign, United States federal, state or local net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, unemployment, excise, escheat, unclaimed or abandoned property, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or any other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty or additional amount imposed by any Law or Taxing Authority related to or with respect to any of the foregoing, in each case, whether disputed or not, (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person, (c) any liability for the payment of any amounts as a result of being a party to any tax sharing or allocation agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person, and (d) any liability for the payment of any of the foregoing types as a successor, transferee or otherwise.

“Taxing Authority” means any Governmental Authority responsible for the determination, enforcement, assessment, collection, administration or the imposition of any Tax.

“Tax Matter” has the meaning set forth in Section 7.4.

“Tax Returns” means all Tax returns, statements, declarations, reports, elections, schedules, claims for refund, and forms (including estimated Tax or information returns and reports), including any supplement or attachment thereto and any amendment thereof.

“Threat of Release” means a substantial likelihood of a Release that requires action to prevent or mitigate damage to the Environment or any threat to human health and safety that might result from such Release.

“Trademarks” means trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks, Internet domain names and uniform resource locators and alphanumeric designations associated therewith and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services; registrations, renewals, applications for registration, equivalents and counterparts of the foregoing; and the goodwill of the business associated with each of the foregoing.

“Trade Secrets” means anything that would constitute a “trade secret” under applicable Law, and all other inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know-how, confidential information, proprietary information, customer lists, software and technical information; and moral and economic rights of authors and inventors in any of the foregoing.

“Transfer Taxes” has the meaning set forth in Section 7.2.

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ARTICLE 2:PURCHASE AND SALE

2.1 Purchase and Sale of the Membership Interests. Subject to the terms and conditions of this Agreement, each Member shall sell, transfer and convey to Buyer, and Buyer shall acquire all right, title and interest, in and to, the Membership Interests set forth next to such Member’s name on Exhibit A, free and clear of all Liens (other than restrictions imposed on transfer under applicable federal and/or state securities laws or regulations), for the consideration specified in Section 2.2. For the avoidance of doubt, upon the Buyer’s acquisition of the Membership Interests, the Buyer shall own all of the Business, assets and properties, tangible and intangible, currently owned, leased or licensed by the Company and its Subsidiaries, free and clear of all Liens, which constitute all of the assets and properties necessary for the continued conduct of the Business of the Company and each of the Subsidiaries after the Closing in the same manner as conducted prior to the Closing.

2.2 Consideration. As full and total consideration (the “Aggregate Purchase Price”) for the purchase by the Buyer of the Membership Interests, the Buyer shall (a) issue a total of 500,000 shares of restricted common stock of the Buyer (the “SGD Stock”), having a value per share of $2.15 for an aggregate Stock Consideration value of $1,075,000 (the “Stock Consideration”), it being the intent of this Agreement that for each such Membership Interest being purchased and sold by the Members hereunder, Buyer shall issue 5,000 shares of SGD Stock (the “Conversion Rate”) in the amount set forth next to each Member’s name on Exhibit A; and (b) pay to the Members the cash consideration in an amount set forth next to each Member’s name on Exhibit A, in the aggregate amount of $500,000 (the “Cash Consideration”) The Aggregate Purchase Price shall be paid as follows: (i) fifty percent (50%) of the Stock Consideration shall be issued and delivered by Buyer to the Members at Closing, and the remaining fifty percent (50%) of the Stock Consideration shall be issued and delivered to the Members in five (5) equal installments of 50,000 shares each on the first day of each of the next five (5) quarterly periods (each, a “Payment Date”) following the Closing; and (ii) 100% of the Cash Consideration shall be paid in five (5) equal installments of $100,000 each on each such Payment Date; provided, however, that prior to such payment of the Cash Consideration to the Members as aforesaid, the Cash Consideration shall first be paid to satisfy any of Seller’s obligations pursuant to Sections 8.1 and 8.4, then to fully satisfy the then outstanding principal and interest balance due under the Member Notes, and the Sellers acknowledge and agree that the Cash Consideration shall be paid in such order of priority. The Membership Interests shall be transferred and assigned to Buyer as follows: (y) Sixty-eight and one quarter percent (68.25%) of the Membership Interests shall be transferred and assigned to Buyer at Closing, and (z) the remaining 31.75% shall be transferred and assigned to Buyer in five (5) equal installments of 6.35% each on each Payment Date. For the avoidance of doubt, and notwithstanding that the Stock Consideration will be issued and delivered in installments as aforesaid, the total number of shares of Stock Consideration to be issued to the Sellers shall be calculated based upon the Conversion Rate as of the Closing Date.

2.3 Closing. The consummation of the transactions contemplated hereby (the “Closing”) will take place remotely via the exchange of documents and signatures on the date of this Agreement (the “Closing Date”), subject to the performance of the Sellers’ and Buyer’s respective obligations on each Payment Date.

2.4 Transfer Taxes. To the extent applicable, Sellers, on a several but not joint basis, shall pay, and shall reimburse Buyer for any sales, use or transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses, if any, that become due and payable as a result of the transactions contemplated by this Agreement.

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2.5 Withholding Taxes. To the extent applicable with respect to each Seller, Buyer shall be entitled to deduct and withhold from the Cash Consideration all taxes that Buyer may be required to deduct and withhold under any provision of tax law. All such withheld amounts shall be treated as delivered to Sellers hereunder, as their respective interest may appear.

2.6 Closing of the Books. The Company and each Seller acknowledge and agree that with respect to the Membership Interests that are being purchased and sold pursuant to this Agreement, each Seller’s distributive share of the Company’s income, gain, loss and deduction for the taxable year of the Company that includes the Closing Date shall be determined on the basis of an interim closing of the books of the Company as of the close of business on the Closing Date and on each respective Payment Date under this Agreement.

ARTICLE 3:DELIVERIES AND OTHER ACTIONS

3.1 Deliveries by the Sellers. As of the Closing, the Sellers shall deliver, or cause to be delivered, to the Buyer the following items:

(a) certificates or assignment instruments representing all of the Membership Interests accompanied by duly executed powers and otherwise sufficient to transfer the Membership Interests to the Buyer free and clear of all Liens;

(b) a reasonably current long-form good standing certificate (or equivalent document) for the Company issued by the Secretary of State of the State of Wyoming and in each state in which the Company is qualified to do business as a foreign corporation, as well as a good standing certificate for each Subsidiary;

(c) a copy of the articles of organization of the Company, certified by the Secretary of State of the State of Wyoming,

(d) a duly executed Amended and Restated Operating Agreement of the Company in the form attached hereto as Exhibit B;

(e) payoff letters or other appropriate satisfaction instruments to be approved by the Buyer, and termination statements under the Uniform Commercial Code, if any, to extinguish all Indebtedness of the Company and all security interests related thereto to the extent directed by the Buyer or its lenders, including but not limited to the Member Notes, the satisfaction instruments and termination statements for which shall be held in escrow by Buyer’s counsel until such time, if ever, that the Member Notes are fully satisfied and paid as set forth in Section 2.2;

(f) the consents listed on Schedule 3.1(f);

(g) written resignations of each manager or officer of the Company requested by Buyer in writing prior to Closing;

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(h) a non-foreign person affidavit that complies with the requirements of Sections 1445 and 1446 of the Code, executed by each Seller and in form and substance reasonably satisfactory to the Buyer;

(i) copies of the duly executed Employment Agreements;

(j) an executed copy of the Profit Sharing Agreement;

(k) a certificate of the Secretary of the Company certifying, (i) as complete, accurate and in effect as of the Closing, (A) attached copies of the Company’s articles of organization and operating agreement; and (B) all requisite resolutions or actions of the Company’s board of directors approving the execution and delivery of this Agreement, the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby (as applicable), and (ii) as to the incumbency and signatures of the officers of the Company executing any document, certificate or instrument relating to this agreement or the transactions contemplated hereby;

(l) such other documents and instruments as the Buyer reasonably requests to consummate the transactions contemplated by this Agreement.

3.2 Deliveries by the Buyer. As of the Closing, the Buyer shall deliver, or cause to be delivered, to the Sellers the following items:

(a) to the Members, the Stock Consideration to be issued as of Closing pursuant to Section 2.2(i);

(b) a copy of duly executed Employment Agreements;

(c) an executed copy of the Profit Sharing Agreement;

(d) a certificate of the Secretary of the Buyer certifying (i) all requisite resolutions or actions of the Buyer’s board of directors approving the execution and delivery of this Agreement, the Ancillary Agreements to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby (as applicable), and (ii) as to the incumbency and signatures of the officers of the Buyer executing any document, certificate or instrument relating to this agreement or the transactions contemplated hereby; and

(e) such other documents and instruments as the Sellers reasonably request to consummate the transactions contemplated by this Agreement.

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ARTICLE 4: REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

Each Member severally and solely on its own behalf, but not jointly, represents and warrants to the Buyer as follows:

4.1 Existence and Good Standing. If such Member is an entity, such Member is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation.

4.2 Validity and Enforceability. Such Member has the capacity or the requisite power and authority, as the case may be, to execute, deliver and perform his, her or its obligations under this Agreement and the Ancillary Agreements. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, has been duly authorized and approved by all required action on the part of such Member. This Agreement and each of the Ancillary Agreements have been duly executed and delivered by such Member and, assuming due authorization, execution and delivery by the Buyer, represent the legal, valid and binding obligation of such Member enforceable against such Member in accordance with their respective terms.

4.3 Title to Membership Interests. Such Member has good and marketable title to his, her or its Membership Interests, as set forth on Exhibit A attached hereto, free and clear of all Liens. Upon the consummation of the transactions contemplated by this Agreement, the Buyer will acquire good and valid title to such Member’s Membership Interests, free and clear of all Liens. No Member (i) owns any shares of stock, equity interests or securities of the Buyer or holds any options, warrants or other rights to acquire or subscribe for shares of stock, equity interests or other warrants or securities of the Buyer; (ii) has any equity interest, or any right or option to acquire or receive any equity interest in the Company, other than such Member’s Membership Interests as set forth on Exhibit A; or (iii) has or holds any Liens against any of the Business.

4.4 No Conflict. Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by such Member of his, her or its obligations hereunder or thereunder will (a) violate or conflict with (i) in the case of any Member that is not a natural person, the organizational documents of such Member or (ii) any Law or Order applicable to such Member, or by which any of his, her or its properties or assets are bound, (b) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or the loss of a material benefit under, or constitute (with notice or lapse of time, or both) a default under the terms of any Contract to which such Member is a party or by which any of the assets or the properties of such Member are bound, or in the case of a Member that is a trust or individual retirement account, such Member’s trust documents or individual retirement account documents, as applicable, or (c) result in the creation or imposition of any Lien with respect to or, to the knowledge of Member, otherwise have an adverse effect upon, the Membership Interests owned by such Member.

4.5 Litigation. There is no Order and no Proceeding pending, or to the knowledge of such Member, threatened against such Member that would give any Person the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent such Member from complying with the terms of this Agreement or making the representations and warranties hereunder.

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4.6 Solvency. No Member is entering into this Agreement or the Ancillary Documents to which it is a party or consummating the transactions contemplated hereby or thereby with the actual intent to hinder, delay or defraud either past or future creditors of such Member or the Company.

4.7 Accredited Investor. With respect to the SGD Stock, each Member is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, and the rules and regulations in effect thereunder (the “Act”).

4.8 No “Bad Actor” Disqualification. No Member or any of its directors, executive officers, general partners, managing members or other officers to receive SGD Stock hereunder, (each, a “Covered Person”), is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Act (a “Disqualification Event”), except for a Disqualification Event (1) contemplated by Rule 506(d)(2) of the Act and (2) a description of which has been furnished in writing to the Member prior to the date hereof or, in the case of a Disqualification Event occurring after the date hereof, prior to the date of issuance of SGD Stock.

ARTICLE 5: representations and warranties relating to the COMPANY

The Sellers, jointly and severally, represent and warrant to the Buyer as follows. Each of the following representations and warranties are hereby made on behalf of, with respect to and are applicable to each of the Company’s Subsidiaries with the same force and effect as if each such representation and warranty were made by the Subsidiary individually.

5.1 Existence and Good Standing. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Wyoming and is duly authorized, qualified or licensed to do business as a foreign corporation and in good standing in each of the jurisdictions set forth on Schedule 5.1 which are the only jurisdictions in which the Company is required to be so qualified, except where the failure to be so qualified would not be reasonably expected to have a Material Adverse Effect. The Sellers have made available to the Buyer true, complete and correct copies of the articles of organization and operating agreement of the Company, each as currently in effect and reflecting any and all amendments thereto through the Closing Date. Such organizational documents are in full force and effect and the Company is not in violation of any provision thereof.

5.2 Power. The Company has the power and authority to (a) own, operate and lease its Real Property and other assets as and where currently owned, operated and leased and (b) carry on its business as currently conducted. The Company has provided any marketable securities, letters of credit, security deposits or money market accounts of the Company.

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5.3 Capitalization of the Company; Subsidiaries. The equity capitalization of the Company consists of one (1) class of Membership Interests, comprised of one hundred (100) units, all of which have been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws and any preemptive rights or rights of first refusal of any Person. The Membership Interests represent the only issued and outstanding equity securities of the Company. There are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, of any kind obligating the Company to issue, directly or indirectly, any additional equity securities. Schedule 5.3 sets forth a true and complete statement of the capitalization of the Company. Except as set forth in Schedule 5.3, (a) there are no Contracts relating to the issuance, sale, transfer or voting of any equity securities or other securities of the Company and (b) there is no obligation, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any share of the equity interests of the Company or provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other Person. There are no bond, debentures, notes or other Indebtedness of the Company having the right to vote or consent (or convertible into or exchangeable for securities of the Company having the right to vote or consent) on any matters on which the members of the Company may vote. The Company has no Investments or direct or indirect subsidiaries other than the Subsidiaries. The Company is the sole and exclusive owner of all of the membership interests of each Subsidiary. No other Person (i) owns any shares of stock, equity interests or securities of any Subsidiary or holds any options, warrants or other rights to acquire or subscribe for shares of stock, equity interests or other warrants or securities of any Subsidiary; (ii) has any right to any equity interest in any Subsidiary; or (iii) has or holds any Liens against any of the assets or properties of any Subsidiary.

5.4 Required Filings and Consents. Except as set forth on Schedule 5.4, no consent, waiver, approval, authorization, Order or Permit of, or declaration or filing with, or notification to, any Person is required in connection with (a) the execution and delivery by any of the Sellers of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, or (b) the continuing validity and effectiveness immediately following the Closing of any Permit or Contract of the Company. Except as set forth on Schedule 5.4, neither the execution of this Agreement or the Ancillary Agreements, nor the performance by any Seller of his, her or its obligations hereunder or thereunder will (i) violate or conflict with (A) the articles of organization or operating agreement of the Company, (B) any Law or Order applicable to the Company, or by which the Company’s properties or assets are bound, (ii) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or the loss of a material benefit under, or constitute (with notice or lapse of time, or both) a default under the terms of any Permit or any Contract to which the Company is a party or by which any of the assets or the properties of the Company are bound or (iii) result in the creation or imposition of any Lien with respect to the properties or assets of the Company.

5.5 Financial Statements.

(a) Schedule 5.5(a) sets forth a true and complete copy of (i) the unaudited balance sheet of the Company as of December 31, 2022, and the related unaudited statements of income, members’ equity and cash flows for the fiscal year then ended, and the other financial information included therewith (collectively, the “Annual Financial Statement”), and (ii) the unaudited balance sheet of the Company as of September 30, 2023, and the related unaudited statements of income, members’ equity and cash flows for three (3) month period (the “Interim Financial Statements Date”) then ended (the “Interim Financial Statements”).

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(b) The Annual Financial Statements and the Interim Financial Statements present fairly, in all material respects, the financial position, results of operations, members’ equity and cash flows of the Company at the date and for the period indicated, and have been prepared in accordance with the Company’s historical accounting methods, except with respect to (i) accounts receivable, which has been prepared in accordance with GAAP; and (ii) inventory, which has been prepared in accordance with GAAP, except for reserves for slow-moving and obsolete inventory, which have been prepared in accordance with the Company’s historical accounting methods. The Annual Financial Statements and the Interim Financial Statements were derived from the books and records of the Company.

(c) All accounts and notes receivable of the Company represent sales actually made in the Ordinary Course of Business or valid claims. There are no disputes with respect to any of the accounts receivable reflected on the balance sheet included in the Interim Financial Statements that have not been reserved for in the Interim Financial Statements. The reserve on the Interim Financial Statements against the accounts receivable for returns and bad debts is adequate and has been calculated in accordance with GAAP. All of the accounts receivable and notes receivable of the Company are, in the aggregate, collectible in full in the Ordinary Course of Business, net of the reserve therefor. No counter claims, defenses or offsetting claims with respect to the accounts or notes receivable of the Company are pending or, to the Knowledge of the Company, threatened. Except as set forth on Schedule 5.5(c)(2), the Company has not agreed to any deduction, free goods, discount or other deferred price or quantity adjustment post-Closing with respect to any of its accounts receivables. Except as set forth on Schedule 5.5(c)(2), all of the accounts and notes receivable of the Company relate solely to sales of goods or services to customers of the Company, none of whom are stockholders, members or Affiliates of the Company or the Sellers or Family Members of the Sellers.

(d) As of the Interim Financial Statements Date, except as set forth on Schedule 5.5(d), the inventories of the Company are of a quality and quantity useable and saleable in the Ordinary Course of Business and fit for the purpose for which they were procured or manufactured, subject to appropriate and adequate allowances reflected on the Interim Financial Statements for obsolete, excess, slow-moving and other irregular items, except as set forth on Schedule 5.5(d). Such allowances have been calculated in accordance with the Company’s historical accounting methods. As of the Interim Financial Statements Date, the quantities of each the foregoing-described items of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the circumstances of the Company, except as set forth on Schedule 5.5(d). None of the Company’s inventory is held on consignment, or otherwise, by third parties.

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5.6 Conduct of Business. Since June 30, 2023, the business and operations of the Company have been conducted in the Ordinary Course of Business and there has not occurred any result, occurrence, fact, change, event or effect that, individually or in the aggregate with any other results, occurrences, facts, changes, events and/or effects, that has had or would reasonably be expected to result in a material adverse effect on the properties, assets, liabilities, results of operations or condition (financial or otherwise), cash flows or employee or customer relations of the Company (any such effect, a “Material Adverse Effect”); provided, however, that “Material Adverse Effect” shall exclude any occurrence, fact, change, event or effect that relates to or results from (a) general business, economic, political or regulatory conditions, including such conditions generally affecting the industry in which the Company operates, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) changes in Law, (d) the taking of any action required by or the public announcement of this Agreement, or (e) the taking of any action by the Company with the prior written consent of the Buyer; provided, further, that in the case of clauses (a)-(c) such changes or conditions shall be deemed to give rise to a Material Adverse Effect only in the event and to the extent that such changes or conditions have a disproportionate effect on the Company as compared to other similarly situated participants in the industry in which the Company operates. Without limiting the generality of the foregoing, since June 30, 2023 and except as set forth on Schedule 5.6, the Company has not:

(a) borrowed any amount or incurred or become subject to any liability except (i) current liabilities incurred in the Ordinary Course of Business, (ii) liabilities under Material Contracts entered into in the Ordinary Course of Business, and (iii) borrowings under lines of credit existing on such date;

(b) (i) guaranteed the Indebtedness of any Person, (ii) cancelled any Indebtedness owed to it or (iii) released any claim possessed by it;

(c) (i) made any change in the Tax reporting or accounting principles, practices or policies, including with respect to (A) depreciation or amortization policies or rates or (B) the payment of accounts payable or the collection of accounts receivable; (ii) settled or compromised any Tax liability; (iii) made, changed or rescinded any Tax election; (iv) surrendered any right in respect of Taxes; (v) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or (vi) amended any Tax Return;

(d) suffered any theft, damage, destruction or loss (without regard to any insurance) of or to any tangible asset or assets resulting in losses in excess of $25,000 individually or $50,000 in the aggregate;

(e) (i) except as set forth in Schedule 5.6(e)(i), increased the salary, wages or other compensation rates of any officer, employee, director, manager or consultant, other than in the Ordinary Course of Business or as required by Law or an existing Contract, (ii) amended or terminated any existing Employee Plan, or adopted any new Employee Plan other than as required by Law or an existing contract or (iii) made any commitment or incurred any liability to any labor organization;

(f) hired, engaged or terminated any officer or director or independent contractor;

(g) sold, assigned, transferred (including transfers to any employees, stockholders, members or Affiliates), licensed or subjected to any Lien any tangible or intangible assets or properties, other than sales of inventory in the Ordinary Course of Business;

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(h) authorized or made any capital expenditures or commitments therefor in excess of $50,000 individually or $200,000 in the aggregate;

(i) amended its articles of organization, operating agreement or equivalent organizational documents;

(j) declared or paid any dividends or other distributions with respect to any equity securities or redeemed or purchased, directly or indirectly, any shares of its equity securities;

(k) issued or sold any equity securities or split, combined or subdivided its equity securities;

(l) entered into any Material Contract (including any transactions with employees, Sellers or Affiliates) other than in the Ordinary Course of Business or other than the transactions contemplated by this Agreement and the Ancillary Agreements;

(m) instituted or settled any Proceeding;

(n) made any write-off or write-down of or made any determination to write-off or write-down any of its assets and properties in excess of $25,000;

(o) made any change in the general pricing practices or policies or any change in the credit or allowance practices or policies of the Company;

(p) engaged in any activity that reasonably could be expected to result in a reduction, temporary or otherwise, in the demand for, or an increase in the returns of the products offered by the Company following the Closing, including sales of products on terms or at prices or quantities outside the Ordinary Course of Business;

(q) entered into any amendment, modification, termination (partial or complete) or granted any waiver under or given any consent with respect to any Material Contract;

(r) (i) delayed, or taken any action to delay, payment of any accounts payable or failed to pay any accounts payable when due in accordance with their terms, or (ii) accelerated, or taken any action to accelerate, the payment of any accounts receivable or the collection of customer deposits;

(s) licensed in or purchased any Intellectual Property other than in the Ordinary Course of Business or licensed out or otherwise permitted any Person to use any Owned Intellectual Property;

(t) commenced or terminated any line of business; or

(u) entered into a Contract to do any of the foregoing.

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5.7 Taxes. Except as set forth on Schedule 5.7:

(a) All Tax Returns required to be filed by or on behalf of the Company on or before the Closing Date, have been timely filed in accordance with all applicable Laws with the appropriate Taxing Authority.

(b) All Tax Returns with respect to Pre-Closing Tax Periods correctly and completely reflect the facts regarding the income, business, assets, operations, activities and status of the Company. The Company is not currently a beneficiary of any extension of time within which to file any Tax Return.

(c) All material Taxes owed by the Company (whether or not shown as due and payable on any Tax Return) have been timely paid to the appropriate Taxing Authority.

(d) The Company has withheld and timely remitted to the appropriate Taxing Authority all material Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other Person.

(e) The Company has timely filed or provided all information returns or reports, including Forms 1099 and Forms W-2 (and foreign, state and local equivalents) that are required to be filed or provided and has accurately reported all information required to be included on such returns or reports.

(f) No Tax Return of the Company has been audited by any Taxing Authority during the past five (5) years.

(g) The Company has no Tax liabilities (whether due or to become due) with respect to the income, property and operations of the Company, except for Tax liabilities (i) reflected in the Interim Financial Statements, or (ii) that have arisen after the date of the Interim Financial Statements in the Ordinary Course of Business and in a manner and at a level consistent with prior periods.

(h) The Company has not granted, nor has had granted on its behalf, any written extension or waiver of the statute of limitations period applicable to any Tax Return or within which any Tax may be assessed or collected by any Taxing Authority, which period (after giving effect to such extension or waiver) has not yet expired.

(i) There is no Proceeding now pending, or threatened in writing, against or with respect to the Company in respect of any Tax.

(j) There are no Liens for Taxes upon the assets or properties of the Company, except for Permitted Liens.

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(k) The Company has not been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person other than a group of which the Company was the parent. The Company has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(l) Schedule 5.7(l) contains a list of all jurisdictions (whether foreign or domestic) in which the Company has filed Tax Returns.

(m) Neither the Company nor any of the Sellers has received written notice of any claim by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that Governmental Authority.

(n) The Company is not a party to any Tax sharing, allocation or indemnity agreement, arrangement or similar Contract.

(o) The Company has not distributed the equity interests of another Person, or has not had its Membership Interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(p) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(q) The Company has not participated in any “reportable transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4 (or any predecessor provision).

(r) The Company computes its taxable income using the accrual method of accounting.

(s) The Company is not the beneficiary of any Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement with any Taxing Authority.

(t) The Company does not have a permanent establishment in any foreign country other than the country in which the Company is organized and does not and has not engaged in a trade or business in any foreign country other than the country in which the Company is organized.

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5.8 Real Property.

(a) Owned Real Property. The Company does not own any real property and has never owned any real property.

(b) Leased Real Property. Schedule 5.8(b) sets forth a true and complete description of all real property leased or subleased (but not owned) by the Company (collectively, the “Real Property”). The Company has a valid and subsisting leasehold estate in the Real Property. A true and correct copy of each such lease and any amendments thereto with respect to the Real Property (collectively, the “Real Property Leases”) has been made available to the Buyer, and no changes have been made to any Real Property Leases since the date of delivery. All of the Real Property is used or occupied by the applicable Company pursuant to a Real Property Lease. With respect to each Real Property Lease: (i) all rents, deposits and additional rents due pursuant to such Real Property lease have been paid in full and no security deposit or portion thereof has been applied in respect of a breach or default under such Real Property Lease that has not been redeposited in full, and (ii) the Company has not received any notice that it is in default under any Real Property Lease or that the owner of any Real Property has made any assignment, mortgage, pledge or hypothecation of such Real Property Lease or the rents or use fees due thereunder. Except as set forth on Schedule 5.8(b), no Affiliate of the Company or the Sellers or Family Member of a Seller is the owner or lessor of any Real Property. The Real Property is (i) in good condition and repair (subject to normal wear and tear) and (ii) sufficient for the continued operation of the Company’s Business as it is currently conducted. The Company has not subleased, licensed or otherwise granted any Person the right to use or occupy any of the Real Property.

(c) Absence of Violations. Except as set forth on Schedule 5.8(c): to the Knowledge of the Company, (i) each of the buildings, structures and improvements situated on the Real Property are located within the required set back, side yard and other conditions and requirements imposed by applicable Law and (ii) the condition and use of the Real Property conforms to each applicable certificate of occupancy and all other Permits obtained in connection with the use of the Real Property.

(d) Assessments. There is not now pending nor, to the Knowledge of the Company, contemplated any reassessment of any parcel included in the Real Property that could result in a change in the rent, additional rent or other sums and charges payable by the Company under any agreement relating to the Real Property. There are no public improvements in progress or, to the Knowledge of the Company, proposed that will result in special assessments against or otherwise adversely affect any of the Real Property.

(e) No Condemnation. There is no pending condemnation, expropriation, eminent domain or similar Proceeding affecting all or any portion of the Real Property. The Company has not received any notice of any such Proceeding, and to the Knowledge of the Company, no such Proceeding is threatened or contemplated.

(f) Condition of Property. There has not been any interruption in the delivery of adequate service of any utilities required in the Ordinary Course of Business currently conducted at the Real Property. The Company has not experienced any disruptions to its Business arising out of any recurring loss of electrical power, flooding, limitations to access to public sewer and water or restrictions on septic service. All utilities servicing the Real Property are publicly provided and maintained and such utilities are separately metered within each parcel of Real Property. To the Knowledge of the Company, all of the streets, roads and avenues adjoining or adjacent to the Real Property are publicly owned and maintained, and are without assessment or charge to the Company. To the Knowledge of the Company, no fact or condition exists that would result in the termination or impairment of the access of the Real Property to publicly dedicated roadways.

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5.9 Personal Property. The Company has good and marketable title to, or a valid leasehold interest in, all of its tangible personal property free and clear of all Liens other than Permitted Liens. The tangible personal property of the Company is free from material defects and in good operating condition and repair (subject to normal wear and tear). The Company has maintained all of its tangible personal property and assets in the Ordinary Course of Business.

5.10 Intellectual Property.

(a) Schedule 5.10(a) sets forth, with owner, countries, registration and application numbers and dates indicated, as applicable, and in the case of material unregistered Trademarks, country of use and date of first use, a complete and correct list of all the following Owned Intellectual Property: (i) Patents, (ii) registered Copyrights and applications therefor; (iii) registered Trademarks, material unregistered Trademarks, and applications for registration of Trademarks; (iv) Software; and (v) Domain Name registrations and applications therefor. All of such registered Owned Intellectual Property is valid and enforceable. All fees associated with maintaining any Owned Intellectual Property required to have been set forth on Schedule 5.10 have been paid in full in a timely manner to the proper Governmental Authority and, except as set forth on Schedule 5.10(a), no such fees are due within the three (3) month period after the Closing Date. Except as set forth on Schedule 5.10(a), all of the Owned Intellectual Property required to be listed thereon has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other applicable filing office(s), domestic or foreign, to the extent necessary or desirable to ensure full protection under any applicable Intellectual Property Law, and such registrations, filings, issuances and other actions remain in full force and effect.

(b) Except pursuant to a Material Contract set forth on Schedule 5.11(a)(iii) or as otherwise set forth on Schedule 5.10(b), all of the Intellectual Property used by the Company in the conduct of the Company’s Business or otherwise in its possession is owned solely by the Company and the Company has the exclusive right to use and possess such Intellectual Property for the life thereof for any purpose, free from (i) any Liens (except for Permitted Liens) and (ii) any requirement of any past, present or future royalty payments, license fees, charges or other payments or conditions or restrictions whatsoever. Except pursuant to a Material Contract set forth on Schedule 5.11(a)(iii), the Company has not licensed or otherwise granted any right to any Person under any Owned Intellectual Property or has otherwise agreed not to assert any such Intellectual Property against any Person.

(c) Except as set forth on Schedule 5.10(c), all former and current consultants or contractors to the Company have executed and delivered valid written instruments that assign to the Company all rights to any Intellectual Property developed by them in the course of their performing services for the Company. All employees of the Company who participated in the creation or contributed to the conception or development of Intellectual Property relating to the Company’s Business were employees of the Company at the time of rendering such services and such services were within the scope of their employment or such employees have otherwise validly assigned such Intellectual Property to the Company.

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(d) Except as set forth on Schedule 5.10(d), no director, manager, officer, stockholder, member, employee, consultant, contractor, agent or other representative of the Company owns or claims any rights in (nor has any of them made application for) any Intellectual Property owned or used by the Company. Except as set forth on Schedule 5.10(d), the Company has entered into confidentiality and nondisclosure agreements with all of its directors, managers, officers, employees, consultants, contractors and agents and any other Person with access to the Trade Secrets of the Companies to protect the confidentiality and value of such Trade Secrets, and there has not been any breach by any of the foregoing of any such agreement. The Company uses commercially reasonable measures to maintain the secrecy of all Trade Secrets of the Company that the Company or the Sellers advocate are material to the operations of the Company and are valuable thereto by virtue of their secrecy.

(e) The operation of the Company’s business as currently conducted or any part thereof, including the manufacture, use, sale and importation of products of the Companies and the possession, use, disclosure, copying or distribution of any information, data, products or other tangible or intangible in the possession of the Company, and the possession or use of the Owned Intellectual Property has, does and will not infringe, misappropriate, or, violate any Intellectual Property right of any other Person nor does or will the operation of the Company’s business constitute unfair competition or deceptive or unfair trade practice. To the Knowledge of the Company, none of the Owned Intellectual Property is being infringed or otherwise used or available for use by any Person other than the Company, except pursuant to a Material Contract listed on Schedule 5.11(a)(iii).

(f) Except as set forth on Schedule 5.10(f), no Proceeding is pending or, to the Knowledge of the Company, threatened, that (i) challenges the rights of the Company in respect of any Intellectual Property or the scope of Intellectual Property, (ii) asserts that the operation of the business of the Company is, was or will be infringing or otherwise in violation of any Intellectual Property, or is (except as set forth in a Material Contract listed on Schedule 5.11(a)(iii)) required to pay any royalty, license fee, charge or other amount with regard to any Intellectual Property or (iii) claims that any default exists under any Material Contract set forth or required to be set forth on Schedule 5.11(a)(iii). Except as set forth on Schedule 5.10, none of the Owned Intellectual Property is or has been subject to any Order, and the Company has not been subject to any Order in respect of any other Person’s Intellectual Property.

(g) The Company has complied in all material respects at all times with all relevant requirements of any applicable data protection Law, Order or industry standard setting organizations, including compliance with the Company’s own data protection policies. The Company has not received any Order or other notification from a Governmental Authority regarding non-compliance or violation of any data protection principles or Law. No Person has claimed any compensation from the Company for the loss of or unauthorized disclosure or transfer of personal data, and, to the Knowledge of the Company, no facts or circumstances exist that might give rise to such a claim insofar as the same relate to the Company.

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(h) All Information Systems used by the Company are sufficient for the conduct of their business as currently conducted and as presently proposed to be conducted. All Information Systems used by the Company are owned, controlled or duly licensed and operated by the Company, and are not wholly or partly dependent upon any Information System of any other Person (other than the Internet and those Information Systems that are duly licensed by the Company). The Company uses reasonable means, consistent with the commercially reasonable practices of its industry and businesses similar to the Company’s Business, to protect the security and integrity of all Information Systems used by the Company. In the past four (4) years there have been no breaches of the Information Systems of the Company, and the Company is not aware of any virus, trojan horse, malware or other event that would compromise the integrity of the Company’s Information Systems. The Company has taken commercially reasonable steps to provide for archival, back-up, recovery and restoration of its material business data.

5.11 Material Contracts.

(a) Schedule 5.11 sets forth, by reference to the applicable subsection of this Section 5.11, each Contract (and in the case of an oral Contract, the material terms of such Contract) to which the Company is a party or to which any of the material assets of the Company are bound (other than the Employee Plans):

(i) governing the borrowing of money or the guarantee or the repayment of Indebtedness or granting of Liens on any property or asset of the Company;

(ii) containing covenants limiting the freedom of the Company to compete in any line of business or with any Person or in any geographic area or market or not to solicit or hire any Person;

(iii) concerning the use of or restricting the use of any Owned Intellectual Property or other Intellectual Property;

(iv) with any Affiliate, directors, managers, officers, employees, or members of the Company or Affiliates or Family Members of any of the Sellers;

(v) providing for the future or ongoing purchase, maintenance or acquisition, or the sale or furnishing, of materials, supplies, merchandise or equipment (including computer hardware or software or other property or services) in excess of $50,000;

(vi) granting to any Person a first-refusal, first-offer or similar preferential right to purchase or acquire any right, asset or property of the Company;

(vii) pertaining to Real Property;

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(viii) providing for any offset, countertrade or barter arrangement;

(ix) containing a “most favored nation” pricing agreement, special warranties, agreements to take back or exchange goods, consignment arrangements or similar understandings with a customer or supplier;

(x) involving a material distributor, sales representative, broker or advertising arrangement that by its express terms is not terminable by the Company at will or by giving notice of ninety (90) days or less, without liability (other than for commissions earned at the time of termination);

(xi) involving a joint venture or partnership or involving the sharing of profits, losses, costs or liability by the Company with any other Person;

(xii) involving management services, consulting services, support services or any other similar services by the Company;

(xiii) involving the acquisition of any business enterprise whether via stock or asset purchase or otherwise;

(xiv) granting a power of attorney to any Person;

(xv) with any Material Customer or Material Supplier;

(xvi) with any labor union or involving collective bargaining arrangements or any other side agreements or written agreements with any labor organization; or

(xvii) with any (A) Governmental Authority, (B) prime contractor of a Governmental Authority in its capacity as a prime contractor, or (C) subcontractor with respect to any Contract of a type described in clauses (A) or (B) above (the Contracts described in clauses (i)-(xvii) are each, a “Material Contract” and collectively, the “Material Contracts”).

(b) The Company has made available to the Buyer true and complete copies of each Material Contract, as amended through the Closing Date. Each Material Contract is a valid, binding and enforceable obligation of the Company and, to the Knowledge of the Company, the other parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally. With respect to the Material Contracts: (i) neither the Company nor, to the Knowledge of the Company, any other party thereto, is in default under or in breach of any Material Contract; (ii) no event has occurred, to the Knowledge of the Company, that, with notice or lapse of time or both, would constitute such a default or breach; (iii) the Company has not released any of its rights under any Material Contract; and (iv) no party to a Material Contract has repudiated any of the terms thereof or, to the Knowledge of the Company, threatened to terminate, cancel or not renew any Material Contract.

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5.12 Necessary Property. The Company is the only operations through which the Company’s Business is conducted, and the assets and properties, tangible and intangible, currently owned, leased or licensed by the Company constitute all of the assets and properties necessary for the continued conduct of the Company’s Business after the Closing in the same manner as conducted prior to the Closing.

5.13 Insurance.

(a) Schedule 5.13 sets forth a true and complete list and brief description (including all applicable premiums and deductibles) of all insurance policies to which the Company is a party, named insured or otherwise the beneficiary of coverage, or under which the Company or any manager or officer of the Company is or has been a party, an insured or otherwise the beneficiary of coverage. With respect to each such policy: (i) the policy is valid and enforceable and in full force and effect; (ii) the Company has paid all premiums due and has otherwise performed all of its material obligations under such policy; (iii) there is no breach or default by the Company, and no event has occurred that, with notice or the lapse of time, would constitute a breach or default or permit termination, modification or acceleration under the policy and the execution of this Agreement or the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not result in such breach or default or permit any such termination, modification or acceleration; and (iv) no party to the policy has repudiated any provision thereof. No written or, to the Knowledge of the Company, oral notice of cancellation or termination or non-renewal has been received with respect to any such policy. To the Knowledge of the Company, the insurance maintained by the Company is sufficient to comply with all applicable Laws. The insurance maintained by the Company is sufficient to comply with all Contracts to which the Company is a party or by which it is bound.

(b) During the last three (3) years, the Company has not been refused any insurance with respect to its business or its assets, nor has coverage been limited by any insurance carrier to which the Company has applied for insurance or with which the Company has carried insurance. Except as provided in Schedule 5.13, to the Knowledge of the Company, no event relating to the Company has occurred that could reasonably be expected to result in a retroactive upward adjustment in premiums under any of the insurance policies set forth on Schedule 5.13. Except as set forth on Schedule 5.13, the Company has no self-insured or co-insurance programs.

5.14 Litigation and Orders.

(a) Except as set forth on Schedule 5.14(a), there are no Proceedings pending or, to the Knowledge of the Company, threatened against, related to or affecting the Company or the Company’s Business or assets. Except as set forth on Schedule 5.14(a), to the Knowledge of the Company, during the last three (3) years, no event has occurred or circumstances exist that could give rise to or serve as a basis for the commencement of any Proceeding against, related to or affecting the Company or the Company’s Business or assets. There is no Proceeding pending or, to the Knowledge of the Company, threatened, or Order that questions the legality, validity or enforceability of this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby or that could, individually or in the aggregate, reasonably be expected to materially impair the ability of the Sellers to perform on a timely basis their obligations under this Agreement or the Ancillary Agreements. Schedule 5.14(a) lists all Proceedings to which the Company was a party during the past three (3) years (whether or not settled). None of the items set forth on Schedule 5.14(a), if adversely determined, could reasonably be expected to have a Material Adverse Effect.

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(b) Except as set forth on Schedule 5.14(b), (i) there is no Order to which the Company, or any of the material assets owned or used by the Company, is subject, and (ii) to the Knowledge of the Company, no officer, director, manager, or employee of the Company is subject to any Order that prohibits such officer, director, manager, or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company. The Company has been in compliance in all material respects with all of the terms and requirements of each Order to which it, or any of the material assets owned or used by it, is or has been subject.

5.15 Compliance with Laws. The Company is now, and for the last three (3) years has been, in compliance in all material respects with all Laws applicable to the Company or the Company’s Business and Orders, including such Laws and Orders applicable to the activities of the Company’s employees conducted in the course of the employees’ employment. To the Knowledge of the Company, there is no proposed Law or Order that would be applicable to the Company and that would have a Material Adverse Effect. The Company has not received any notice from any Governmental Authority or any other Person regarding any actual, alleged, or potential violation of, or failure to comply with, or liability under any applicable Law.

5.16 Permits. Schedule 5.16 sets forth a true and complete list and description of all material Permits held by the Company and used by it in the conduct of its business. The Company is in compliance in all material respects with the terms of such Permits and there is no pending or, to the Knowledge of the Company, threatened termination, expiration, suspension, withdrawal or revocation of any of such Permits. Except for the Permits set forth on Schedule 5.16, there are no such other Permits, whether written or oral, necessary or required for the conduct of the Company’s Business. Each Permit is valid and in full force and effect, and none of the Permits will lapse, terminate, expire or otherwise be materially impaired as a result of the performance of this Agreement by the Sellers or the consummation of the transactions contemplated hereby.

5.17 Labor Matters.

(a) Union and Employee Contracts. (i) The Company is not a party to or bound by any union contract, collective bargaining agreement, side agreement, consultation agreement or other similar type of contract with any labor organization, (ii) the Company has not agreed to recognize any union or other collective bargaining representative, (iii) no union or collective bargaining representative has been certified as representing the employees of the Company, (iv) to the Knowledge of the Company, no organizational attempt has been made or threatened by or on behalf of any labor union or collective bargaining unit with respect to any employees of the Company and (v) there are no grievances pending under any collective bargaining agreement between the Company and any labor organization. The Company has not experienced any labor strike, dispute, slowdown or stoppage or any other labor difficulty during the past five (5) years and, to the Knowledge of the Company, there are no facts or circumstances that may lead to any such labor dispute.

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(b) List of Employees, Etc. Schedule 5.17(b)(i) lists, to the extent applicable, as of the date hereof, with respect to each employee, consultant, sales representative, independent contractor, director and manager of the Company or any other individual who provides services to the Company, his or her: name; title; employer; location; date of hire; exempt/non-exempt status; employment status (i.e., whether full-time, temporary, leased, etc.); active or inactive status (including type of leave, if any); accrued but unused vacation; current annual base salary or hourly wage rate (or other compensation); and target bonus/commission for 2023. Except as set forth on Schedule 5.17(b)(ii), all employees of the Company are “at will” and the Company does not employ or utilize any employee, independent contractor or sales representative who cannot be dismissed immediately, whether currently or immediately after the transactions contemplated by this Agreement and the Ancillary Agreements, without notice. To the Knowledge of the Company, no employee, independent contractor or sales representative of the Company intends to terminate his or her employment, consultant or contractor relationship with the Company.

(c) WARN Act. With respect to the employees of the Company, during the last twelve (12) months, there has been no mass layoff or plant closing within the meaning of the Worker Adjustment & Retraining Notification Act of 1988, as amended, or any similar Law. Except as set forth on Schedule 5.17(c), there have been no terminations of employees by the Company within 90 days of the Closing.

(d) IRCA. To the Knowledge of the Company, all current employees of the Company who work in the United States are, and all former employees of the Company who worked in the United States whose employment terminated, voluntarily or involuntarily, within the three (3) years prior to the Closing Date, were legally authorized to work in the United States. The Company has completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 (“IRCA”) for the employees hired prior to the Closing Date. Further, at all times prior to the Closing Date, the Company was in material compliance with both the employment verification provisions (including the paperwork and documentation requirements) and the anti-discrimination provisions of IRCA.

(e) Unemployment, Social Security and Other Benefits. The Company is not liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business and consistent with past practice). Except as set forth on Schedule 5.17(e), there are no pending claims against the Company under any workers’ compensation plan or policy or for long-term disability.

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(f) Former Employment Arrangements. To the Knowledge of the Company, no current employee or current officer, director or manager of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition or proprietary rights agreement, between such employee, officer, director, manager and any other Person that in any way materially and adversely affects (i) the performance of his or her duties as an employee, officer, director or manager of such Company or (ii) the ability of the Company to conduct its business as it is currently conducted and proposed to be conducted. To the Knowledge of the Company, no employee of the Company is in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement or restrictive covenant to a former employer.

(g) Manuals, Handbooks, Policies, etc. True and complete copies have been made available to the Buyer of the material written personnel manuals, handbooks, policies, rules or procedures applicable to any employee of the Company.

(h) Compliance and Investigations. The Company, including its respective officers, has not received within the past five (5) years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company and, to the Knowledge of the Company, no such investigation is in progress.

(i) Occupational Health and Safety. The Company is, and for the past five (5) years has been, in material compliance with all applicable occupational health and safety laws, including the Occupational Health and Safety Act of 1970.

5.18 Employee Benefit Plans.

(a) Schedule 5.18(a) sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other employment, severance pay, salary continuation, bonus, incentive, stock option, equity based, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind and (iii) all other employee benefit plans, contracts, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, managers, officers, stockholders, members, consultants, or independent contractors of the Company or any other member of the Controlled Group that are sponsored or maintained by the Company or any other member of the Controlled Group or with respect to which the Company or any other member of the Controlled Group has made or is required to make payments, transfers, or contributions (all of the above being individually or collectively referred to as “Employee Plan” or “Employee Plans,” respectively). The Company has no liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Employee Plans. No Employee Plan is maintained outside the United States.

(b) True and complete copies of the following materials have been delivered to the Buyer: (i) all current plan documents for each Employee Plan or, in the case of an unwritten Employee Plan, a written description of such Employee Plan; (ii) all determination or opinion letters from the IRS with respect to any of the Employee Plans; (iii) all current summary plan descriptions, summaries of material modifications, annual reports and summary annual reports with respect to any of the Employee Plans; and (iv) all current trust agreements, insurance contracts and other documents relating to the funding or payment of benefits under any Employee Plan.

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(c) Each Employee Plan has been maintained, operated and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable Laws. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in any liability or excise Tax under ERISA or the Code being imposed on the Company.

(d) No Employee Plan is intended to be qualified under Section 401(a) of the Code.

(e) No amount that could be received (whether in cash or property or vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, director or manager of the Company or any of their Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(f) Neither the Company nor any other member of the Controlled Group has, and at no time in the past has had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code, a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(g) With respect to each group health plan benefiting any current or former employee of the Company or any other member of the Controlled Group that is subject to Section 4980B of the Code, the Company and each other member of the Controlled Group has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(h) No Employee Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Employee Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(i) There is no pending or, to the Knowledge of the Company, threatened Proceeding of any kind before any Governmental Authority with respect to any Employee Plan (other than routine claims for benefits), nor, to the Knowledge of the Company, is there any basis for one.

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(j) All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses and other amounts due and payable by the Company under, and (iii) contributions, transfers or payments required to be made to, any Employee Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date.

(k) With respect to any insurance policy providing funding for benefits under any Employee Plan, (i) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the Knowledge of the Company, no such proceedings with respect to any insurer are imminent and (ii) to the Knowledge of the Company, there is no liability of the Company in the nature of a retroactive rate adjustment or loss sharing arrangement, nor would there be any such liability if such insurance policy was terminated on the Closing Date.

(l) No Employee Plan provides payments or benefits, including death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Law, or (ii) death or retirement benefits under any Employee Plan that is intended to be qualified under Section 401(a) of the Code.

(m) Except as set forth on Schedule 5.18(m), neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could reasonably be expected to, either alone or in conjunction with any other event (whether contingent or otherwise), (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Company to any current or former officer, employee, director, manager or consultant (or dependents of such Persons), or (ii) accelerate the time of payment, vesting, or funding of any benefit or compensation, or increase the amount or value of any benefit or compensation due or required to be provided to any current or former officer, employee, director, manager or consultant (or dependents of such Persons) of the Company.

(n) The Company has not agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of the Company other than the Employee Plans, or to make any amendments to any of the Employee Plans, except to the extent required by applicable Law.

(o) The Company has reserved all rights necessary to amend or terminate each of the Employee Plans without the consent of any other Person.

(p) No Employee Plan provides benefits to any Person who is not a current or former employee of the Company, or the dependents or other beneficiaries of any such current or former employee.

(q) Except as set forth on Section 5.18(q), all employees of the Company are in active service and no employees or former employees of the Company are receiving salary continuation, short-term disability or long-term disability benefits under any Employee Plan. All individuals who perform services for the Company have been classified correctly, in accordance with the terms of each Employee Plan and ERISA, the Code, the Fair Labor Standards Act and all other applicable Laws, as employees, independent contractors or leased employees, and the Company has not received notice to the contrary from any Person or Governmental Authority.

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5.19 Environmental.

(a) To the Knowledge of the Company, there is no asbestos nor any asbestos-containing materials used in, applied to or in any way incorporated in any building, structure or other form of improvement on the Real Property. The Company has not sold, manufactured, distributed, marketed or used in its business operations any product containing asbestos or that utilizes or incorporates asbestos-containing materials in any way.

(b) The Company is presently and for the past five (5) years has been, in compliance in all material respects with respect to Environmental Laws applicable to the Real Property or to the Company’s Business; and there exist no Environmental Conditions that, pursuant to an Order or other notification given to the Company, require reporting, investigation, assessment, cleanup, remediation or any other type of material response action pursuant to any Environmental Law or that could be the basis for any material liability of any kind pursuant to any Environmental Law.

(c) The Company has not generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Materials at or upon the Real Property, except in compliance with all applicable Environmental Laws; and there has been no Release or Threat of Release of any Hazardous Material at, on, under, from or in the vicinity of the Real Property or any property or facility formerly owned, leased, used or operated by the Company that requires or may require reporting, investigation, assessment, cleanup, remediation or any other type of response action by the Company pursuant to any Environmental Law, Order or any contractual obligation.

(d) The Company has not (i) entered into or been subject to any consent decree, compliance Order or administrative Order relating to obligations under Environmental Law or Environmental Conditions; (ii) received notice under the citizen suit provisions of any Environmental Law; (iii) received any request for information, notice, demand letter, administrative inquiry or complaint or claim with respect to any Environmental Law or any Environmental Condition; or (iv) been subject to or threatened with any Government Authority or citizen enforcement Proceeding with respect to any Environmental Law.

(e) (i) There currently are effective all material Permits required under any Environmental Law that are necessary for the Company’s Business at the Real Property; (ii) applications for renewal of such Permits have been submitted on a timely basis; and (iii) the Company is and for the past five (5) years has been in compliance with the terms of such Permits.

(f) The Company has not assumed, undertaken, agreed to indemnify or otherwise become subject to any liability of any other Person relating to or arising from any Environmental Law.

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(g) To the Knowledge of the Company, the Company, the Real Property and the Company’s Business will not require a material capital expenditure or material annual operating expense increase during the two (2) years following the Closing Date necessary to achieve compliance with any Environmental Law.

(h) The Company has made available to the Buyer copies of documents, records and information in its possession or control concerning Environmental Conditions and actual or, to the Knowledge of the Company, potential liability under Environmental Laws, including previously conducted environmental site assessments, compliance audits, asbestos surveys and documents regarding any Release of Hazardous Materials at, upon or from the Real Property or any property formerly owned, leased, used or operated by the Company.

5.20 Product Liability and Warranty.

(a) Each product manufactured, sold or otherwise delivered by the Company has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and the Company has no liability (and, to the Knowledge of the Company, there is no basis for any present or future Proceeding against the Company) for replacement or repair of any such products or other damages or other costs in connection therewith, outside the Ordinary Course of Business. There have been no product recalls by the Company. No product manufactured, sold, leased or delivered by the Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, lease or service, which are set forth on Schedule 5.20.

(b) The Company has no liability under, and, to the Knowledge of the Company, there is no basis for, any present or future Proceeding against the Company giving rise to any liability, arising out of any injury to Person or property as a result of the ownership, possession or use of a product designed, manufactured, assembled, repaired, sold, delivered, or otherwise distributed, or services rendered, by the Company.

5.21 Other Liabilities. The Company has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, regardless of when asserted) arising out of transactions or events entered into prior to the Closing Date, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events occurring prior to the Closing Date, except (a) liabilities reflected in the Interim Financial Statements, (b) liabilities that have arisen after the Interim Financial Statements Date in the Ordinary Course of Business (none of which relates to breach of Contract, breach of warranty, tort, infringement, violation of Law or Environmental liability), or (c) as otherwise set forth on Schedule 5.21.

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5.22 Customers and Suppliers.

(a) The Company’s top ten (10) customers (the “Material Customers”) continue to be customers of the Company and none of such Material Customers has materially reduced its business with the Company, on an annualized basis, from the levels achieved during the year ended December 31, 2023, and, to the Knowledge of the Company, no such reduction will occur; no Material Customer has terminated its relationship with the Company, nor has the Company received written or, to the Knowledge of the Company, oral notice that any Material Customer intends to do so; the Company is not involved in any claim, dispute or controversy with any Material Customer; and the Company is not involved in any claim, dispute or controversy with any of its other customers that, individually or in the aggregate, could reasonably be anticipated to have a Material Adverse Effect.

(b) The Company’s top ten (10) suppliers, (the “Material Suppliers”) continue to be suppliers of the Company and none of such Material Suppliers has materially reduced its business with the Company, on an annualized basis, from the levels achieved during the year ended December 31, 2023, and, to the Knowledge of the Company, no such reduction will occur; (ii) no Material Supplier has terminated its relationship with the Company, nor has the Company received notice that any Material Supplier intends to do so; (iii) the Company is not involved in any claim, dispute or controversy with any Material Supplier outside the Ordinary Course of Business; and (iv) the Company is not involved in any claim, dispute or controversy with any of its other suppliers that, individually or in the aggregate, could reasonably be anticipated to have a Material Adverse Effect. No supplier to the Company represents a sole source of supply for goods and services used in the conduct of the Company’s Business.

5.23 Related Party Transactions. Except as set forth on Schedule 5.23 or Schedule 5.11(iv), none of the Company, the Sellers nor any of their respective Affiliates, or, to the extent individuals, Family Members, nor any current or former director, manager, officer or employee of the Company: (a) has or during the last three (3) fiscal years has had any direct or indirect interest (i) in, or is or during the last three (3) fiscal years was, a director, manager, officer or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of the Company or (ii) in any material property, asset or right that is owned or used by the Company in the Company’s Business or (b) is, or during the last three (3) fiscal years has been, a party to any agreement or transaction with the Company (other than any Employee Plan). Except as set forth in Schedule 5.23, there is no outstanding Indebtedness to the Company of any current or former director, manager, officer, employee or consultant of the Company or any Seller or any of their Affiliates.

5.24 Certain Payments. Neither the Company nor, to the Knowledge of the Company, any director, manager, officer, employee or other Person associated with or acting on behalf of any of them, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business for the Company, (ii) to pay for favorable treatment for business secured by the Company, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (iv) in violation of any Law, or (b) established or maintained any fund or asset with respect to the Company that has not been recorded in the books and records of the Company.

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5.25 Bank Accounts. Schedule 5.25 sets forth a true and complete list of (a) the name and address of each bank with which the Company has an account or safe deposit box, (b) the name of each Person authorized to draw thereon or have access thereto and (c) the account number for each bank account of the Company.

5.26 Books and Records. All books, records and accounts of the Company are maintained in accordance with the Company’s historical recordkeeping methods and all applicable Laws in all material respects. The Company minute books and capitalization records of the Company previously made available to the Buyer constitute all of the Company’s books and records and accurately reflect all material limited liability company actions taken by the Company.

5.27 Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for the Company or the Sellers in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Company or the Sellers.

5.28 No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 4, THIS ARTICLE 5 (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES) OR CONTAINED IN ANY OF THE ANCILLARY AGREEMENTS, NEITHER THE COMPANY, NOR SELLER, NOR THE SELLER REPRESENTATIVE NOR ANY OF THEIR FORMER, CURRENT AND FUTURE EQUITYHOLDERS, CONTROLLING PERSONS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, REPRESENTATIVES, AFFILIATES, MEMBERS, MANAGERS, GENERAL OR LIMITED PARTNERS, OR ASSIGNEES (OR ANY FORMER, CURRENT OR FUTURE EQUITY HOLDER, CONTROLLING PERSON, DIRECTOR, OFFICER, EMPLOYEE, AGENT, REPRESENTATIVE, AFFILIATE, MEMBER, MANAGER, GENERAL OR LIMITED PARTNER, OR ASSIGNEE OF ANY OF THE FOREGOING) MAKES ANY, AND EACH DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY, REPRESENTATION OR WARRANTY, WHETHER STATUTORY, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING WITH RESPECT TO THE EQUITY INTERESTS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE), PROSPECTS OR BUSINESS OF THE COMPANY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 4, THIS ARTICLE 5 (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES) OR CONTAINED IN ANY OF THE ANCILLARY AGREEMENTS, AND BUYER EXPRESSLY ACKNOWLEDGES AS SUCH. EXCEPT AS SET FORTH IN ARTICLE 4, THIS ARTICLE 5 (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES) OR CONTAINED IN ANY OF THE ANCILLARY AGREEMENTS, ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED. THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES TO EACH OTHER, EXCEPT AS CONTAINED IN THIS AGREEMENT, AND ANY AND ALL PRIOR REPRESENTATIONS AND WARRANTIES MADE BY ANY PARTY OR ITS REPRESENTATIVES, WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN MERGED INTO THIS AGREEMENT, IT BEING INTENDED THAT NO SUCH PRIOR REPRESENTATIONS OR WARRANTIES SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT. BUYER ACKNOWLEDGES THAT ANY ESTIMATES, FORECASTS, OR PROJECTIONS FURNISHED OR MADE AVAILABLE TO IT CONCERNING THE COMPANIES (INCLUDING THOSE REFLECTED IN THE FINANCIAL STATEMENTS) OR THEIR PROPERTIES, BUSINESS OR ASSETS REFLECT NUMEROUS ASSUMPTIONS, ARE SUBJECT TO MATERIAL RISKS AND UNCERTAINTIES AND ARE NOT BEING AND WILL NOT BE RELIED UPON BY BUYER, IN EACH CASE OTHER THAN AS SET FORTH IN THIS AGREEMENT OR IN THE ANCILLARY AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 5.28, THE FOREGOING PROVISIONS OF THIS SECTION 5.28 WILL IN NO WAY LIMIT THE BUYER’S ABILITY TO BRING A LIABILITY CLAIM AGAINST ANY PERSON FOR ACTUAL FRAUD.

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ARTICLE 6: REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to each of the Sellers as follows:

6.1 Existence and Good Standing. The Buyer is a corporation duly formed, validly existing and in good standing under the laws of Delaware.

6.2 Power. The Buyer has the corporate power and authority to execute, deliver and perform fully its obligations under this Agreement and the Ancillary Agreements.

6.3 Validity and Enforceability. This Agreement and each of the Ancillary Agreements have been duly authorized, executed and delivered by the Buyer and, assuming due authorization, execution and delivery by each of the Sellers, represent the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms.

6.4 No Conflict. Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by the Buyer of its obligations hereunder or thereunder will (a) violate or conflict with any Law or Order applicable to the Buyer, or by which any of its properties or assets are bound, (b) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or the loss of a material benefit under, or constitute (with notice or lapse of time, or both) a default under the terms of any Contract to which the Buyer is a party or by which any of the assets or the properties of the Buyer are bound, or (c) violate or conflict with the Buyer’s articles of incorporation or bylaws (or equivalent documents).

6.5 Consents. No consent, approval or authorization of any Person or Governmental Authority is required in connection with the execution and delivery by the Buyer of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

6.6 Investment Intention. The Buyer is acquiring the Membership Interests for its own account, for investment purposes only and not with a view to the distribution of such Membership Interests. The Buyer understands that the Membership Interests have not been registered under the Securities Act of 1933 and cannot be sold unless subsequently registered under the Securities Act of 1933 or an exemption from such registration is available.

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6.7 Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for the Buyer in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Buyer.

6.8 Litigation. There is no Order and no Proceeding pending or, to the knowledge of Buyer, threatened against the Buyer that would give any Person the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent the Buyer from complying with the terms of this Agreement.

ARTICLE 7: TAX MATTERS

7.1 Straddle Period.

(a) For purposes of this Agreement, the portion of Tax, with respect to the income, property or operations of the Company that are attributable to any Tax period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) will be apportioned between the portion of the Straddle Period that ends on and includes the Closing Date through the Closing Date (the “Pre-Closing Straddle Period”) and the portion of the Straddle Period that begins on the day after the Closing Date and ends at the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 7.1(a). The portion of such Tax attributable to the Pre-Closing Straddle Period will (i) in the case of any Taxes other than sales or use taxes, value-added taxes, employment and similar Taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period, and (ii) in the case of any sales or use taxes, value-added taxes, employment and similar Taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date. The portion of a Tax attributable to a Post-Closing Straddle Period shall be calculated in a corresponding manner. In the case of a Tax that is (i) paid for the privilege of doing business during a period (a “Privilege Period”) and (ii) computed based on business activity occurring during an accounting period ending prior to such Privilege Period, any reference to a “Tax period,” a “tax period,” or a “taxable period” shall mean such accounting period and not such Privilege Period.

(b) The Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company that are due with respect to any Straddle Period or Pre-Closing Tax Period other than Tax Returns for which the due date (with applicable extensions) falls on or before the Closing Date, and such Tax Returns shall be prepared in a manner consistent with the Company’s past practices. The Company shall pay or cause to be paid all Taxes imposed on the Company shown as due and owing on such Tax Returns subject to reimbursement by the Sellers pursuant to Section 8.1 hereof.

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7.2 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) imposed on the Buyer or the Company in connection with this Agreement and the Ancillary Agreements (“Transfer Taxes”) will be borne and paid one-half by the Sellers and one-half by the Buyer when due, and the Sellers, at their own expense half of which shall be reimbursed by the Buyer, will cause to be filed all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

7.3 Cooperation; Audits. In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Company, the Buyer and the Company, on the one hand, and the Sellers, on the other hand, shall cooperate fully with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes. The Sellers shall deliver within five (5) days of Buyer’s request therefore any information required to be reported by the Buyer or the Company pursuant to Section 6043A of the Code.

7.4 Certain Controversies. This Section 7.4 and not Section 8.2 shall control any audit, inquiry, assessment, Proceeding or other similar event relating to any Pre-Closing Tax Period or Straddle Period relating to the Company (a “Tax Matter”).  The Sellers shall have the right (but not the duty) to represent the interests of the Company before the relevant Governmental Authority with respect to any Tax Matter that relates solely to any Pre-Closing Tax Period and shall have the right to control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries, preparing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter; provided, however, that (a) the Buyer shall have the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at its own expense, separate from counsel employed by the Sellers, (b) the Sellers shall keep the Buyer informed with respect to the commencement, status and nature of any such Tax Matter, and shall reasonably cooperate with the Buyer and consult with it regarding the conduct of or positions taken in any such Tax Matter, and (c) the Sellers shall not enter into any settlement or otherwise compromise any such Tax Matter without the prior written consent of the Buyer, which consent shall not be unreasonably  conditioned, withheld or delayed.  If the Tax Matter (i) does not relate solely to any Pre-Closing Tax Period or (ii) the Sellers do not elect to control a Tax Matter that relates solely to any Pre-Closing Tax Period, the Buyer shall control such Tax Matter; provided, however, that (a) the Sellers shall have the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at their own expense, separate from counsel employed by the Buyer, (b) the Buyer shall keep the Sellers informed with respect to the commencement, status and nature of any such Tax Matter, and shall reasonably cooperate with the Sellers and consult with them regarding the conduct of or positions taken in any such Tax Matter, and (c) the Buyer shall not enter into any settlement or otherwise compromise any such Tax Matter without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.

7.5 Tax Sharing Agreements. All Tax sharing or allocation agreements, arrangements or similar Contracts with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company will not be bound thereby or have any liability thereunder.

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ARTICLE 8: REMEDIES

8.1 General Indemnification Obligation.

(a) (i) Each Seller shall severally, and not jointly, in proportion to the share of the monetary value of the Aggregate Purchase Price and share of “Shareable Profits” under the Profit Sharing Agreement such Seller is entitled to receive as compared to all Sellers, indemnify and hold harmless the Buyer and its officers, managers, employees, members and Affiliates, and the Company to the extent it is owned by the Buyer after Closing (each, a “Buyer Indemnitee”) from and against any and all Losses suffered or incurred by the Buyer Indemnitee(s) based upon, arising out of or resulting from (A) any inaccuracies in or any breach of, or any Liability Claim that is based upon, arises out of or resulting from, an inaccuracy in or any breach of, any representation or warranty of any of the Sellers contained in Article 4 or Article 5 of this Agreement (including the Schedules and Exhibits to the Schedules attached thereto) (determined without regard to any qualification with respect to materiality, Material Adverse Effect or other similar qualification for purposes of determining the amount of Losses related to such inaccuracy or breach, but not for purposes of determining whether such an inaccuracy or breach exists), (B) any breach of the covenants or agreements of the Sellers Representative contained in this Agreement (including the Schedules and Exhibits attached hereto), (in each case, through no fault or mistake of the Buyer, (C) (1) all Taxes (or the nonpayment thereof) of, or with respect to, the Company for any Pre-Closing Tax Period and any Pre-Closing Straddle Period; (2) all Taxes of any member of an affiliated, combined or unitary group of which the Company is or was a member on or prior to the final Payment Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign Law; and (3) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing Date, and (D) all Losses incurred by the Company arising from the Parks Claim, the Member Notes and/or the conversion by the Company from a corporation to a limited liability company on September 13, 2023.

(ii) Each Seller shall be severally responsible for and indemnify and hold harmless the Buyer Indemnitees from and against any and all Losses based upon, arising out of or resulting from: (A) any inaccuracies in or breach of any representation or warranty of, or any Liability Claim that is based upon, arises out of or resulting from an inaccuracy in or any breach of, such Seller (and not of any other Seller) contained in Article 4 of this Agreement (including the Schedules and Exhibits attached thereto) (determined without regard to any qualification with respect to materiality, Material Adverse Effect or other similar qualification for purposes of determining the amount of Losses related to such inaccuracy or breach, but not for purposes of determining whether such an inaccuracy or breach exists), or (B) any breach of the covenants or agreements of such Seller (and not of any other Seller) contained in this Agreement (including the Schedules and Exhibits attached hereto).

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(iii) Subject to the terms, conditions and limitations of this Article 8, following the Closing, the Buyer shall indemnify the Sellers and each of their respective Affiliates (other than the Company), and officers, managers, employees, and members (collectively, the “Seller Indemnitees”), against, and hold them harmless from, any Loss suffered or incurred by a Seller Indemnitee based upon, arising out of, resulting from (A) any breach of, or inaccuracy in, any representation or warranty of the Buyer contained in Article 6 of this Agreement; or (B) the breach of any agreement or covenant of the Buyer contained in this Agreement.

8.2 Notice and Opportunity to Defend.

(a) Notice of Asserted Liability. Promptly after the Sellers or the Sellers Representative, on the one hand, or a Buyer Indemnitee, on the other hand, becomes aware of any direct or third-party claim that such party has under Section 8.1 that may result in a Loss (a “Liability Claim”), such party (being the Sellers Representative, in the case of the Sellers) (the “Indemnified Party”) shall give written notice of such Liability Claim (a “Claims Notice”) to the other party (the “Indemnifying Party”). A Claims Notice must describe the Liability Claim in reasonable detail, indicate the amount (to the extent that the nature and amount are known at the time or an estimate can be provided) of the Loss that has been or may be suffered or incurred by the Indemnified Party, a reasonable explanation for the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party, and a demand for payment of such Loss. Subject to Section 8.3(a), no delay or failure in giving a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 8.2(a) will adversely affect any of the other rights or remedies that the Indemnified Party has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that such delay has not materially prejudiced the Indemnifying Party.

(b) Opportunity to Defend. The Indemnifying Party has the right, exercisable by written notice to the Indemnified Party within fifteen (15) Business Days after receipt of a Claims Notice from the Indemnified Party of the commencement or assertion of any Liability Claim in respect of which indemnity may be sought under this Article 8, to assume and conduct the defense of such Liability Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that the (i) defense of such Liability Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have a material adverse effect on the Indemnified Party; (ii) Indemnifying Party has adequate financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; (iii) Liability Claim solely seeks (and continues to seek) monetary damages; (iv) Liability Claim does not include criminal charges; (v) Liability Claim does not involve or relate to any Material Customer; and (vi) Liability Claim does not relate to Section 8.1(a)(i)(E) (the conditions set forth in clauses (i) through (v) are, collectively, the “Litigation Conditions”). If the Indemnifying Party does not assume the defense of a Liability Claim in accordance with this Section 8.2(b), the Indemnified Party may continue to defend the Liability Claim. If the Indemnifying Party has assumed the defense of a Liability Claim as provided in this Section 8.2(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of the Liability Claim; provided, however, that if (i) any of the Litigation Conditions ceases to be met or (ii) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Liability Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense. The Indemnifying Party or the Indemnified Party, as the case may be, has the right to participate in (but not control), at its own expense, the defense of any Liability Claim that the other is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Liability Claim as provided in this Agreement, may not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Liability Claim that (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a complete release from all liability in respect of such Liability Claim, (ii) grants any injunctive or equitable relief or (iii) may reasonably be expected to have an adverse effect on the affected business of the Indemnified Party. The Indemnified Party has the right to settle any Liability Claim, the defense of which has not been assumed by the Indemnifying Party, once it has secured the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

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8.3 Survivability; Limitations.

(a) The representations and warranties of the Sellers and the Buyer contained in this Agreement will survive for a period ending on the fifteen (15) month anniversary of the Closing Date (the “Expiration Date”); provided, however, that (i) for any Liability Claim relating to actual fraud or a breach of or inaccuracy in the representations and warranties set forth in Section 4.1 (Existence and Good Standing), Section 4.2 (Validity and Enforceability), Section 4.3 (Title to Membership Interests), Section 5.1 (Existence and Good Standing), Section 5.2 (Power), Section 5.3 (Capitalization of the Company; Subsidiaries), the second sentence of Section 5.8(b) (Leased Real Property), the first sentence of Section 5.9 (title to Personal Property), the first sentence of Section 5.10(b) (title to Intellectual Property), Section 5.27 (Brokers), Section 6.1 (Existence and Good Standing), Section 6.2 (Power), Section 6.3 (Validity and Enforceability) and Section 6.7 (Brokers) (collectively in this Section 8.3(a)(i), the “Excluded Representations”), the Expiration Date will be the date that is the five (5) year anniversary of the Closing Date; (ii) the Expiration Date for any Liability Claim relating to a breach of or inaccuracy in the representations and warranties set forth in Section 5.7 (Taxes), Section 5.18 (Employee Benefit Plans) and Section 5.19 (Environmental) will be the statute of limitations, as extended plus 30 days, and (iii) any Liability Claim pending on any Expiration Date for which a Claims Notice has been timely delivered in accordance with Section 8.2 on or before such Expiration Date may continue to be asserted and indemnified against until finally resolved. All of the covenants and agreements of the Sellers and the Buyer contained in this Agreement will survive after the Closing Date and the last Payment Date in accordance with their respective terms.

(b) Notwithstanding anything to the contrary in this Agreement, the Sellers do not have any individual right to assert any Liability Claim under this Article 8, and any and all Liability Claims on behalf of the Sellers may be brought only by the Sellers Representative.

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8.4 Offset.  The Stock Consideration, Cash Consideration to be issued or paid to Sellers, as may be appropate, on any respective Payment Date, as well as the proceeds to be paid to the Sellers pursuant to the Profit Sharing Agreement, shall be subject to offset by the Buyer, at the Buyer’s election, to the extent of any Losses suffered or incurred by a Buyer Indemnitee(s) that would be deemed a Liability Claim or otherwise entitle such Buyer Indemnitiee(s) to make an indemnification claim pursuant to Section 8.1(a). In the event the Buyer elects to offset any Losses or other damages incurred as a result of any such breach or liability, the Buyer shall furnish the Sellers Representative with notice containing detailed information about the breach and Losses that the Buyer has or reasonably expects to incur (the act of offsetting by the Buyer shall be referred to as an “Offset”). The Sellers acknowledge and agree that but for the right of Offset contained in this Agreement, the Buyer would not have entered into this Agreement or any of the transactions contemplated herein. The Buyer may exercise its right to Offset without first seeking indemnification pursuant to Section 8.1, and may, in its discretion, Offset against the Cash Consideration, the Stock Consideration and proceeds to be paid to the Sellers pursuant to the Profit Sharing Agreement or some combination thereof; provided, however, that such election to Offset by the Buyer shall not limit or prevent any rights Buyer has pursuant thereto, including but not limited the right to seek indemnification or other remedies that may be available to Buyer Indemnitee(s) at law or in equity hereunder to the extent that Offset is not sufficient to compensate Buyer Indemnitee(s) for Losses or is otherwise deemed by Buyer to be an inadequate remedy. The rights and remedies granted herein are cumulative and not exclusive of any other right or remedy granted herein or provided by law. Notwithstanding anything to the contrary contained herein, Sellers shall have the right to negate an Offset in whole or in part, to the extent he elects to pay any Losses in cash.

8.5 Contribution and Waiver. From and after the Closing, no Seller shall seek indemnification or contribution from the Company (including by reason of the fact that he, she or it was a director, manager, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, manager, officer, employee, or agent of another entity) for any breaches or in respect of any other payments required to be made by the Sellers pursuant to this Agreement or the Ancillary Agreements.

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8.6 Sellers Representative. Each Seller hereby irrevocably appoints the Sellers Representative as agent and attorney-in-fact for each such Seller, for and on behalf of each such Seller, with full power and authority to represent each Seller and such Seller’s successors and assigns with respect to all matters arising under this Agreement and the Ancillary Agreements and all actions taken by the Sellers Representative under this Agreement or such Ancillary Agreements will be binding upon each such Seller and such Seller’s successors and assigns as if expressly ratified and confirmed in writing by each of them. Without limiting the generality of the foregoing, the Sellers Representative has full power and authority, on behalf of each Seller and such Seller’s successors and assigns, to interpret the terms and provisions of this Agreement, to dispute or fail to dispute any Liability Claim under this Agreement or such Ancillary Agreements, to negotiate and compromise any dispute that may arise under this Agreement or such Ancillary Agreements and to sign any releases or other documents with respect to any such dispute. A Seller will be deemed a party or a signatory to any agreement, document, instrument or certificate for which the Sellers Representative signs on behalf of such Seller. All decisions, actions and instructions by the Sellers Representative, including the defense or settlement of any claims for which Sellers may be required to indemnify the Buyer Indemnitees pursuant to Article 8 hereof, will be conclusive and binding on each Seller and no Seller has the right to object, dissent, protest or otherwise contest the same. The Sellers shall pay and indemnify and hold harmless the Buyer Indemnitees from and against any Losses that they may suffer or sustain as the result of any claim by any Person that an action taken by the Sellers Representative on behalf of the Sellers is not binding on, or enforceable against, the Sellers. The Buyer has the right to rely conclusively on the instructions and decisions of the Sellers Representative as to the settlement of any claims for indemnification by the Buyer pursuant to Article 8 hereof, or any other actions required to be taken by the Sellers Representative hereunder, and no party hereunder will have any cause of action against the Buyer for any action taken by the Buyer in reliance upon the instructions or decisions of the Sellers Representative. The appointment of the Sellers Representative is an agency coupled with an interest and is irrevocable and any action taken by the Sellers Representative pursuant to the authority granted in this Section 8.5 is effective and absolutely binding on each Seller notwithstanding any contrary action of or direction from such Seller. The death or incapacity, or dissolution or other termination of existence, of any Seller does not terminate the authority and agency of the Sellers Representative (or successor thereto). The provisions of this Section 8.5 are binding upon the executors, heirs, legal representatives and successors of each Seller, and any references in this Agreement to a Seller or the Sellers means and includes the successors to the Sellers’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise. The Sellers shall severally, but not jointly, indemnify and hold harmless, pro-rata based on their Actual Share of the Purchase Price received by each Seller as compared to all Sellers, the Sellers Representative from any and all losses, liabilities and expenses (including the reasonable fees and expenses of counsel) arising out of or in connection with the Sellers Representative’s execution and performance (solely in its capacity as the Sellers Representative and not in its capacity as a Seller) of this Agreement.

ARTICLE 9:MISCELLANEOUS

9.1 Competitive Activity; Non-Solicitation; Confidentiality.

(a) Non-Competition. During the Non-Compete Period, no Seller will, directly or indirectly, (i) enter into, engage in, consult, manage or otherwise participate in the operation of any business that competes with the Company’s Business within the Restricted Territory, (ii) solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business, wherever located, that competes with, the Company’s Business within the Restricted Territory; (iii) divert, entice or otherwise take away any customers, business, patronage or orders of the Company, or attempt to do so; or (iv) promote or assist, financially or otherwise, any Person engaged in any business that competes with the Company’s Business within the Restricted Territory. Nothing contained in this Section 9.1 will prohibit any Seller from acquiring or holding at any one time a passive investment of less than 4.99% of the outstanding shares of capital stock of any publicly traded corporation that may compete with the Company within the Restricted Territory. For the purposes of this Section 9.1, the defined term “Company” includes the Company and any and all of its direct and indirect subsidiaries, parents, Affiliates, or related companies of the Company from time to time.

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(b) Non-Solicitation. During the Non-Compete Period, no Seller will, directly or indirectly at any time, attempt to disrupt, damage, impair or interfere with the Company’s Business by raiding any of the Company’s employees or soliciting any of them to resign from their employment by the Company, or by disrupting the relationship between the Company and any of its consultants, agents, representatives or vendors. Each Seller acknowledges that this covenant is necessary to enable the Company to maintain a stable workforce and remain in the Company’s Business.

(c) Non-Disclosure.

(i) Each Seller will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available or, except in the course of performing such Seller’s duties as an employee or a consultant of the Company (if applicable), use any trade secrets or confidential business and technical information of the Company or any of their customers or vendors, whatever its nature and form and without limitation as to when or how such Seller may have acquired such information. Such confidential information includes the Company’s unique selling, development and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. Each Seller specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of such Seller and whether compiled by the Company or such Seller, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by such Seller (except in the course of performing such Seller’s duties and obligations to the Company) will constitute a misappropriation of the Company’s trade secrets.

(ii) Upon termination of such Seller’s employment, consulting or other arrangement with the Company (if applicable), for any reason, or at any time upon the request of the Company, such Seller will return to such Company, in good condition, all property of the Company, including the originals and all copies of any materials that contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in Section 9.1(c)(i). If such items are not so returned, then the Companies will have the right to charge such Seller for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

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(d) Acknowledgment and Relief. Each Seller acknowledges that (i) such Seller’s obligations under this Section 9.1 are reasonable in the context of the nature of the Company’s Business and the competitive injuries likely to be sustained by the Company if such Seller were to violate such obligations, (ii) the covenants in this Section 9.1 are adequately supported by consideration from the Buyer for the benefit of the Company after the Closing Date, and (iii) the foregoing makes it necessary for the protection of the Company’s Business that such Seller not compete with the Company for the reasonable period contained herein. Each Seller acknowledges and agrees that the remedy at law available to the Company for breach of any of the Sellers’ obligations under this Section 9.1 would be inadequate; therefore, in addition to any other rights or remedies that the Company may have at Law or equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in this Section 9.1. If it is judicially determined that a Seller has violated this Section 9.1, then the period applicable to each obligation that such Seller has been determined to have violated will automatically be extended by a period of time equal in length to the period during which such violation occurred.

(e) Other Agreements. The obligations and restrictions set forth in this Section 9.1 are in addition to the provisions of any employment, consulting or other agreement between the Buyer or the Company, as applicable, and such Seller that may be entered into from time to time and addresses the same or similar subject matter covered by this Section 9.1.

9.2 General Release. Effective as of the Closing, each Seller, on its own behalf and on behalf of such Seller’s heirs, beneficiaries, successors, assigns, Affiliates and Family Members, on one hand, and the Company, on the other (each a “Releasing Party”), voluntarily, unconditionally, fully, finally, completely, knowingly and irrevocably releases and forever discharges the other, and their respective officers, directors, managers, employees, parents and Affiliates (that currently exist or may exist in the future), successors, assigns and predecessors and their present and former owners, sellers, members, managers, directors, officers, employees, agents, attorneys, representatives, successors, beneficiaries, heirs and assigns, individually and collectively (the “Released Parties”) from, against and with respect to any and all actions, agreements, amounts, claims, damages, expenses, Losses, accounts, causes of action, complaints, charges, covenants, contracts, costs, demands, debts, defenses, duties, executions, fees, injuries, interest, judgments, liabilities, obligations, penalties, promises, reimbursements, remedies, suits, sums of money, torts of whatever kind or character, and obligations of every kind, nature or description, known or unknown, arising or existing prior to the Closing whether in law, equity or otherwise, direct or indirect, fixed or contingent, foreseeable or unforeseeable, liquidated or unliquidated, known or unknown, matured or unmatured, absolute or contingent, determined or determinable, that such Releasing Party ever had, now has, or may hereafter have or acquire, against such Released Party that arises out of or in any way relates, directly or indirectly, to any matter, cause or thing, act or failure to act whatsoever occurring at any time on or prior to the Closing with respect to the Sellers’ ownership of the Company prior to the Closing (collectively, a “Claim”), except for any Claims arising from or in connection with a breach of this Agreement or the Ancillary Agreements. Each Releasing Party irrevocably covenants that such Releasing Party shall not, directly or indirectly, sue, commence any proceeding against, or make any demand upon any Released Party in respect of any of the Claims released and discharged pursuant to this Section 9.2. Each Releasing Party is aware that such Releasing Party may hereafter discover claims or facts in addition to or different from those such Releasing Party now knows or believes to be true with respect to the matters related in this Section 9.2. Nevertheless, it is each Releasing Party’s intention to fully, finally, and forever settle and release all Claims released and discharged pursuant to this Section 9.2, which now exist, heretofore have existed, or arise in the future. In furtherance of such intention, the releases given in this Section 9.2 will remain in effect as full and complete releases of all such Claims notwithstanding the discovery or existence of any additional or different claims or facts related thereto.

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9.3 Further Assurances. From and after the Closing Date, each party shall execute and deliver or cause to be executed and delivered to the other party such other agreements or instruments, in addition to those required by this Agreement, as such requesting party may reasonably request, in order to implement the transactions contemplated by this Agreement.

9.4 Preservation of Records. Subject to any retention requirements relating to the preservation of Tax records, the Sellers agree that each of them shall preserve and keep the records held by them relating to the business of the Company for a period of three (3) years from the Closing Date and shall make such records and personnel available to the Buyer as may be reasonably required by the Buyer in connection with, among other things, any insurance claims by, legal proceedings against (other than legal proceedings by the Buyer against the Sellers) or governmental investigations of the Sellers, the Company or the Buyer or any of their Affiliates or in order to enable the Buyer to comply with its obligations under this Agreement and the Ancillary Agreements. If any Seller wishes to destroy (or permit to be destroyed) such records after that time, such party shall first give ninety (90) days prior written notice to the Buyer and the Buyer will have the right at its option and expense, upon prior written notice given to such Seller within that ninety (90) day period, to take possession of the records within one hundred eighty (180) days after the date of such notice.

9.5 Publicity. Neither the Buyer nor the Sellers shall, and the Buyer shall cause the Company not to, issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Buyer, disclosure is otherwise required by applicable Law; provided that, the Buyer may issue a “tombstone” or similar advertisement, or make such disclosures that are required under the Act or any other Law, without obtaining such prior consent.

9.6 Expenses. Except as otherwise provided in this Agreement, each of the parties shall bear their respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

9.7 No Assignment. The rights and obligations of the Buyer under this Agreement may not be assigned without the prior written consent of the Sellers. Notwithstanding the previous sentence, the Buyer may without the consent of the Sellers, assign its rights under this Agreement to (a) any lender of the Buyer or to any Affiliate of the Buyer or (b) any purchaser of substantially all of the assets or business of the Company. The rights and obligations of any Seller under this Agreement may not be assigned without the prior written consent of the Buyer.

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9.8 Headings. The headings contained in this Agreement are included for purposes of convenience only, and do not affect the meaning or interpretation of this Agreement.

9.9 Integration, Modification and Waiver. This Agreement, together with the exhibits, schedules and certificates or other instruments delivered under this Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior understandings of the parties. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by the Buyer and the Sellers No waiver of any of the provisions of this Agreement will be deemed to be or will constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

9.10 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted jointly by the parties and no presumption or burden of proof must arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word “including” means including without limitation. Any reference to the singular in this Agreement also includes the plural and vice versa.

9.11 Severability. If any provision of this Agreement or the application of any provision of this Agreement to any party or circumstance is, to any extent, adjudged invalid or unenforceable, the application of the remainder of such provision to such party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement will not be affected thereby.

9.12 Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered in person, (b) when dispatched by electronic mail, (c) one (1) Business Day after having been dispatched by a nationally recognized overnight courier service or (d) five (5) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate party at the address specified below:

If to the Sellers Representative, on behalf of the Sellers:

Matthew A. Barstow

XXXXX

Email: barstow.matthew@gmail.com

with a copy to:

Barnwell Law Group P.C

1132 Satellite Blvd., N.W., Suite 200

Suwanee, GA 30024

Attention: Cory Barnwell

cbarnwell@barnwelllawgroup.com

If to the Buyer:

Safe and Green Development Corp.

990 Biscayne Boulevard

Miami, FL 33132

Attention: David Villarreal

Email: dvillarreal@safeandgreenholdings.com

with a copy to:

Ruta Soulios and Stratis LLP

Attention: Steven Soulios

Email: ssoulios@lawnynj.com

Any party may change its address for the purposes of this Section 9.12 by giving notice as provided in this Agreement.

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9.13 Governing Law. This Agreement and any dispute or controversy related to this Agreement or the transactions contemplated hereby are to be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its rules of conflict of laws.

9.14 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BASED UPON, ARISING OUT OF OR OTHERWISE IN RESPECT OF THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

9.15 Counterparts. This Agreement may be executed in counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument. A facsimile, PDF, DocuSigned or other electronic signature on this Agreement shall have the same force and effect as an original signature and a signature transmitted by facsimile, PDF, DocuSign or email to the other Parties shall be of the same force and effect as if the executing Party had delivered a counterpart to this Agreement bearing an original signature.

[Signatures on the Following Page]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SAFE AND GREEN DEVELOPMENT CORP.

By:	/s/ David Villarreal
Name:	David Villarreal
Title:	CEO

SELLERS:

MAJESTIC WORLD HOLDINGS LLC

By:	/s/ Matthew A. Barstow
Name:	Matthew A. Barstow
Title:	Chief Executive Officer

SELLERS’ REPRESENTATIVE:

The undersigned hereby agrees to serve as the Sellers Representative in connection with the Membership Interest Purchase Agreement by and among Safe and Green Development Corp. and the Members of Majestic World Holdings LLC listed on Exhibit A attached hereto, dated as of February 2, 2024, and hereby agrees to act and perform his obligations thereunder.

/s/ Matthew A. Barstow
Matthew A. Barstow

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MEMBERS:

/s/ Matthew A. Barstow
Matthew A. Barstow

/s/ Vikash Jain
Vikash Jain

/s/ Akwasi Oppong
Akwasi Oppong

/s/ Michael Combs
Michael Combs

/s/ Fitriah Henson
Fitriah Henson

/s/ Patrick Corey Barnwell
Patrick Corey Barnwell

/s/ Rudy Beserra
Rudy Beserra

/s/ Harold Gonzalez
Harold Gonzalez

/s/ Antony Baca
Antony Baca

/s/ Mark Lautman
Mark Lautman

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Exhibit 10.2

Side Letter

Dated as of February 7, 2024

Majestic World Holdings LLC

XXXXXXXXXX

Matthew A. Barstow

Email: barstow.matthew@gmail.com

Matthew A. Barstow

XXXXXXXXXX

Email: barstow.matthew@gmail.com

Safe and Green Development Corp.

990 Biscayne Boulevard

Miami, FL 33132

Attention: David Villarreal

Email: dvillarreal@safeandgreenholdings.com

Gentlemen:

Reference is made to that certain Membership Interest Purchase Agreement (the “Agreement”), executed as of February 7, 2024 (the “Closing Date”), by and among Safe and Green Development Corp., a Delaware corporation (the “Buyer”), the members listed on Exhibit A attached hereto (the “Members”) of Majestic World Holdings LLC, a Wyoming limited liability company (the “Company” and, collectively with the Members, the “Sellers,” and Matthew A. Barstow, an individual (the “Sellers Representative”). Capitalized terms not otherwise defined in this letter shall have the meanings assigned to them in the Agreement.

The Buyer, Company and Sellers Representative, on behalf of the Sellers, acknowledge and agree that, notwithstanding Section 2.2(i) of the Agreement, 100% of the Stock Consideration was intended to have been, and was, issued and delivered by Buyer to Sellers as of the Closing Date, all in accordance with Exhibit A to the Agreement, and no additional Stock Consideration shall be issued and delivered to Sellers hereafter.

[Signatures on the Following Page]

The foregoing is acknowledged, confirmed and agreed to:

SAFE AND GREEN DEVELOPMENT CORP.

By:	/s/ David Villarreal
Name:	David Villarreal
Title:	CEO

MAJESTIC WORLD HOLDINGS LLC

By:	/s/ Matthew A. Barstow
Name:	Matthew A. Barstow
Title:	Chief Executive Officer

SELLERS

By:	/s/ Matthew A. Barstow
Name:	Matthew A. Barstow, as
Sellers Representative

Exhibit 10.3

Execution Version

Profit Sharing Agreement

This Profit Sharing Agreement (the “Agreement”) is entered into as of February 7, 2024 by and between Safe and Green Development Corp., a Delaware corporation, (“SGD”), and Matthew A. Barstow (the “Members Representative”) on behalf of and as the duly authorized representative of those members set forth on Exhibit A hereto (the “Members”) of Majestic Worldwide Holdings, LLC, an Arizona limited liability company (“MWH”) (individually, each a “Party” and collectively, the “Parties”). All capitalized terms not defined herein shall have the meanings ascribed to them in the MIPA.

WHEREAS, SGD have entered into that certain Membership Interest Purchase Agreement dated as of the date hereof (the “MIPA”), pursuant to which SGD shall purchase and acquire from the Members, and the Members shall sell and assign to SGD, certain of the membership interests of MWH;

WHEREAS, pursuant to the MIPA, SGD has agreed to pay the Members a share of the net profits that are directly derived from the technology and intellectual property utilized in the real estate focused software as a service (“SaaS”) offered and operated by MWH and its subsidiaries (the “MWH Platform”) after the closing the transactions contemplated by the MIPA, all on the terms and conditions set forth in this agreement;

WHEREAS, the Parties have agreed that SGD shall pay such net profits to the Members directly, and SGD shall distribute such net profits to the Members on a pro rata basis in accordance with Exhibit A and pursuant to the banking information provided by each Member on Schedule II; and

NOW, THEREFORE, in consideration of the mutual covenants and promises made by the parties hereto, SGD, MWH and the Members Representative, on behalf of and as the duly authorized representative of the Members, intending to be legally bound hereby, covenant and agree as follows:

1. INCORPORATION OF WHEREAS CLAUSE. (a) The Parties agree to incorporate all terms and provisions in the “Whereas” clauses as if fully set forth in this paragraph and to be bound thereby.

2. TERM. (a) This Agreement shall commence on the date that is the later to occur of (x) the date of full execution of the MIPA and (y) the date of execution by the Parties of this Agreement (such later date, the “Effective Date”), and shall continue in effect unless and until terminated upon mutual agreement in writing by both Parties on an effective date of termination specified by such Parties.

3. SHAREABLE PROFIT.

(a)	During the five (5) year period following the Effective Date, and provided neither MWH nor any member is then in breach of any warranty, representation or obligation under the MIPA, the Members shall be entitled to, and SGD shall pay or cause to be paid to the Members Representative as satisfaction of such payment obligation to the Members, an amount equal to fifty percent (50%) (the “MWH Members’ Share”) of the Shareable Profit (as defined in, and calculated in accordance with, Schedule I hereto).

(b)	Subject to Section 7(a). hereof, the amount of the MWH Members’ Share payable for each Settlement Period (as defined below) shall be as set forth in the Final Statement (as defined in Schedule III hereto) for such Settlement Period and shall be paid by SGD to the Members Representative within five (5) business days after the Final Statement Date (as defined in Schedule III hereto) for the applicable Settlement Period by wire transfer of immediately available funds to the bank accounts specified in Schedule II hereto (the “MWH Members Bank Accounts”), or such other bank account as the Members Representative shall specify in writing at least three (3) business day before such Final Statement Date.

4. SETTLEMENT PERIOD; OBJECTION AND RESOLUTION PROCEDURES.

(a)	The MWH Members’ Share will be calculated and settled quarterly, as of March 30, June 30, September 30 and December 31 of each calendar year, in each case for the three (3) calendar months preceding such date (each such three (3) calendar month period, a “Settlement Period”). For each Settlement Period, SGD shall (i) prepare its good faith preliminary calculation of the MWH Members’ Share for such Settlement Period in a written statement (each, a “Preliminary Statement”), which shall set forth in reasonable detail SGD’s good faith calculation of each component of the definition of “Shareable Profit” set forth on Schedule I hereto, and (ii) deliver such Preliminary Statement to the Members Representative within ten (10) business days after the last calendar day in such Settlement Period. In the event that SGD fails to deliver any Preliminary Statement within the applicable five (5) business day period, and within three (3) additional business days after written notice of such failure by the Members Representative, then the Members Representative shall be entitled to request access to SGD’s books and records that relate solely to the calculation of Shareable Profit, and SGD shall comply with such request, all in accordance with Schedule III.

(b)	In the event the Members Representative disagrees with or otherwise disputes the Preliminary Statement, or any of the amounts or calculations included therein, then the Members Representative may initiate the objection and resolution procedures set forth in Schedule III hereto (the “Objection and Resolution Procedures”).

5. NO AGENCY, PARTNERSHIP OR EMPLOYMENT RELATIONSHIP. Each Party agrees that neither Party shall be considered an agent, partner or employee of the other Party. Neither Party shall have authority to make any statements, representations, or commitments of any kind, nor to take any action which shall be binding on the other Party, except as may be expressly provided for herein or expressly authorized in writing. This Agreement shall not create a partnership, joint venture, agency, employer/employee or similar relationship between any Party herein. Neither Party shall be considered an employee of the other Party and, as such, shall not be entitled to participate in any plan, arrangement or distribution by the other Party pertaining to or in connection with any pension, stock, bonus, profit sharing or other benefit extended to its employees.

6. CONFIDENTIALITY. (a) Each Party agrees that the terms of this Agreement (as the same may be amended, supplemented or otherwise modified) (the “Confidential Information”) shall be kept strictly confidential and not used or disclosed by such Party without the other Party’s prior express written consent. Notwithstanding the foregoing, a Party may disclose Confidential Information to its affiliates, and its and such affiliates’ respective employees, officers, directors, members, shareholders, investors, potential financing sources, partners, managers, authorized agents and representatives, attorneys, accountants or financial advisors (collectively, “Representatives”) to the extent (i) required to carry out the purposes of this Agreement, (ii) in the case of potential financing sources, in connection with a potential acquisition or merger, or debt or equity financing, of such Party, (iii) legal counsel advises is required by applicable law, rule, regulation, subpoena or other legal or regulatory process, or (iv) requested by any governmental or regulatory authority having jurisdiction over such Party; provided that, in the case of the foregoing clauses (i) and (ii), all such persons are bound by confidentiality obligations no less restrictive than those set forth herein; provided further that in the case of the foregoing clauses (iii) and (iv), such Party (x) will (and will use commercially reasonable best efforts to cause its Representatives to) use all commercially reasonable best efforts to maintain confidentiality, (y) unless otherwise prohibited by law, promptly notify the other Party in writing of its intention to make any such disclosure prior to making such disclosure, and (z) in all cases, only disclose such portion of the Confidential Information as legal counsel advises is required to comply with the applicable law, rule, regulation, subpoena or other legal or regulatory process.

7. SGD RIGHTS AND OBLGATIONS REGARDING MWH PLATFORM. MWH and the Members acknowledge and agree that SGD has the exclusive right to manage and operate the MWH Platform in its sole and absolute discretion, subject only to the right of the MWH Members’ to receive payment of the MWH Members’ Share as provided for in this Agreement. Notwithstanding the foregoing, SGD shall use commercially reasonable efforts to receive, collect and recover all current, outstanding, and overdue amounts payable in connection with the MWH Platform.

8. NOTICES. (a) Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally with evidence of such delivery; (ii) upon receipt, when sent by electronic mail (“email”); or (iii) one (1) business day after deposit with a nationally-recognized overnight courier service prior to such courier’s own deadline for its “next business day” delivery to the recipient (all delivery fees and charges prepaid), in each case properly addressed to the party to receive the same. The addresses for such communications shall be:

If to SGD to:

Safe and Green Development Corp.

990 Biscayne Boulevard

Miami, FL 33132

Attention: David Villarreal

Email: dvillarreal@safeandgreenholdings.com

with a copy to:

Ruta Soulios and Stratis LLP

Attention: Steven Soulios

Email: ssoulios@lawnynj.com

If to MWH, the Members or the Members Representative to:

Majestic World Holdings, LLC

Attention: Matthew A. Barstow

Email: barstow.matthew@gmail.com

with a copy to (which shall not constitute notice):

Barnwell Law Group P.C

1132 Satellite Blvd., N.W., Suite 200

Suwanee, GA 30024

Attention: Cory Barnwell

cbarnwell@barnwelllawgroup.com

or to such other address and/or to the attention of such other person or address (including email address) as such has specified by written notice given to the other Party at least two (2) business days prior to the effectiveness of such change. Written confirmation of receipt of such notice, consent, waiver or other communication (A) given by the recipient or by the deliverer in a sworn affidavit or declaration made under penalty of law, (B) electronically generated by the sender’s email server and showing the time and date of such receipt and the recipient’s email address, or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by email, or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

9. TAX DISCLAIMER. Neither Party makes any representation or warranty to the other regarding the effect that this Agreement and the consummation of the transactions contemplated hereby may have upon the federal, state, or local tax liability of the other. Without limiting the foregoing, each Members shall be solely responsible for the payment of any income or other taxes attributable to any payments hereunder, including the payment to the Members Representative of the MWH Members’ Share.

10. ASSIGNMENT/BINDING NATURE. The terms of this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto. This Agreement shall not be assigned by any Party without the express prior written consent of the other Parties.

11. REPRESENTATIONS. (a) Each Party hereby represents and warrants to the other Party that:

(a)	this Agreement has been executed and delivered by a duly appointed officer or other duly authorized signatory, and, assuming the due execution and delivery by the other Party, is legal, valid, binding and enforceable in accordance with its terms;

(b)	the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not (i) constitute or result in a breach of its formation or charter documents, or the provisions of any material contract to which it is a party or by which it is bound, or (ii) result in the violation of any law, regulation, judgment, decree or governmental order applicable to it; and

(c)	all approvals and authorizations required by such Party to permit the execution, delivery, performance and consummation of this Agreement and the transactions contemplated hereby have been obtained.

12. NO MODIFICATION OR AMENDMENT UNLESS IN WRITING. (a) No modification or amendment of this Agreement shall be valid unless agreed to in a writing duly executed by all Parties.

13. ENTIRE AGREEMENT. (a) This Agreement represents the full understanding of the Parties and shall supersede all previous oral or written agreements regarding the subject matter hereof.

14. APPLICABLE LAW. This Agreement, the interpretation of its terms, and all transaction contemplated hereby, shall be governed by and construed and enforced in accordance with the laws of the State of Delaware (without regard to conflicts of law principles thereof).

15. SCHEDULES AND EXHIBITS. All schedules and exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

16. HEADINGS; INTERPRETATION. (a) The headings and captions used in this Agreement are for convenience and reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise expressly indicated to the contrary by the context or use thereof, (a) the words “herein,” “hereto,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular section or paragraph of this Agreement, (b) the word “including” means “including, without limitation,” (c) words importing the singular will also include the plural, and vice versa, (d) words denoting any gender shall include all genders and (e) reference to a “Section” herein means the corresponding numbered section of this Agreement. References to “$” or “dollars” will be references to United States dollars.

17. COUNTERPARTS. (a) This Agreement may be executed in two or more counterparts, each of which when executed and delivered shall be an original, and all of which shall constitute one and the same instrument. A facsimile, PDF, DocuSigned or other electronic signature shall have the same force and effect as an original and a signature transmitted by electronic means, including by email, PDF or DocuSign shall be of the same force and effect as if the transmitting Party had delivered a counterpart bearing an original signature.

18. NO THIRD-PARTY RIGHTS. (a) Nothing in this Agreement is intended to confer upon any person other than the Parties hereto, and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement, unless and only to the extent expressly specified herein.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement by its respective duly authorized signatory as of the date set forth immediately below its signature block.

Safe and Green Development Corp.:

Signature:	/s/ David Villarreal
Name:	David Villarreal
Title:	CEO
Date:	February 7, 2024

Majestic World Holdings LLC:

Signature:	/s/ Matthew A. Barstow
Name:	Matthew A. Barstow
Title:	Chief Executive Officer
Date:

Members Representative:

Signature:	/s/ Matthew A. Barstow
Name:	Matthew A. Barstow
Date:

[Signature Page to Profit Sharing Agreement]